Exhibit 4.1

PENN NATIONAL GAMING, INC.,

and

Wells Fargo Bank, National Association,
as Trustee

$400,000,000
5.625% SENIOR NOTES DUE 2027

INDENTURE

Dated as of January 19, 2017

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUBSIDIARY GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of January 19, 2017 between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 5.625% Senior Notes due 2027 (the “Notes”) in the form of Initial Notes (as defined below), and, if and when issued, such Additional Notes (as defined below) that the Company may from time to time choose to issue pursuant to this Indenture, in each case issuable as provided in this Indenture.  References herein to the “Notes” shall include the Initial Notes and the Additional Notes.  All things necessary to make this Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company, and authenticated and delivered by the Trustee hereunder and duly issued by the Company, valid and legally binding obligations of the Company.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                             Definitions.

“5.875% Issue Date” means October 30, 2013.

“Acquired Debt” means, with respect to any specified Person:

(a)                                 Indebtedness, Disqualified Stock, or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or becomes a Restricted Subsidiary (including by designation) of such specified Person, whether or not such Indebtedness, Disqualified Stock, or preferred stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Stock, or preferred stock is redeemed, retired, or defeased (whether by covenant or legal defeasance), repurchased, discharged or otherwise repaid or acquired (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Stock, or preferred stock shall not constitute Acquired Debt. Acquired Debt shall be deemed to be incurred or issued on the date of the related acquisition of assets from a Person is merged, acquired, consolidated, liquidated or amalgamated with or into or the date a Person becomes a Restricted Subsidiary (including by designation).

“Additional Notes” means, subject to the Company’s compliance with Sections 2.13 and 4.09, 5.625% Senior Notes due 2027 substantially in the form of Exhibit A and, if required, containing the Private Placement Legend, issued from time to time after the Issue Date under the terms of this Indenture (other than issuances pursuant to Section 2.06, 2.06(h)(i), 2.10, 3.06, 3.09, 4.10, 4.14 or 9.04 of this Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that none of GLPI or any of its Subsidiaries shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)                                 the sale, lease (other than operating leases), conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or any disposition that constitutes a Change of Control pursuant to the Indenture shall not constitute an Asset Sale and shall be governed by the provisions of Section 4.14 and/or Section 5.01 hereof and not by the provisions of Section 4.10; and

(b)                                 the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than preferred stock issued in compliance with the provisions of Section 4.09 hereof);

provided, however, that notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(i)                                     any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $25.0 million;

(ii)                                  a transfer of assets between or among the Company and any of its Restricted Subsidiaries;

(iii)                               an issuance of Equity Interests by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

(iv)                              the sale, disposition, exchange for replacement items or other items used or useful in a Permitted Business, or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v)                                 (A) sales, transfers or other dispositions of used, worn out, obsolete, damaged or surplus property, or property otherwise unsuitable for use in connection with the business, by the Company and its Restricted Subsidiaries in the ordinary course of business, (B) the abandonment or other sale, transfer or other disposition of intellectual or other property that is, in the judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and (C) the license of intellectual property to GLPI or any of its Subsidiaries for use in connection with the ownership and operation of the TRS Properties;

(vi)                              the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(vii)                           a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof or any transaction specifically excluded from the definition of “Restricted Payment”;

(viii)                        (A) the issuance or sale of directors’ qualifying shares or (B) the issuance, sale or transfer of Equity Interests of foreign Restricted Subsidiaries to foreign nationals to the extent required by applicable law;

(ix)                              leases (as lessor or sublessor) of real or personal property and guaranties of any such lease in the ordinary course of business;

(x)                                 licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software, intellectual property and other general intangibles;

(xi)                              terminations of Hedging Obligations;

(xii)                           any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

(xiii)                        foreclosure, condemnation or any similar action with respect to any property or other assets, including transfers or dispositions of such property or other assets subject thereto;

(xiv)                       any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xv)                          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;

(xvi)                       sales of Unrestricted Subsidiaries or joint ventures or other development ventures, or issuances or sales of Equity Interests, Indebtedness, other securities or other Investments therein, or assets thereof;

(xvii)                    the occurrence of any Trigger Event;

(xviii)                 the grant of any Liens not prohibited by this Indenture and any exercise of remedies in respect thereof;

(xix)                       any sales, transfers or other dispositions of Equity Interests and other property to the Company or any of its Subsidiaries or to GLPI or any of its Subsidiaries, and any other transfers, sales or dispositions of real property and related assets to GLPI or its Subsidiaries or any other lessor (or affiliate of such lessor) to the extent the Company or its Restricted Subsidiaries will lease such real property and related assets (or property relating to such assets or with respect to Hollywood Casino Baton Rouge or Hollywood Casino Perryville); and

(xx)                          any Social Gaming Disposition Transaction.

In addition, for the avoidance of doubt, conveyances, sales, leases, assignments, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted.

In the event that a transaction (or a portion thereof) meets the criteria of more than one category of an Asset Sale, the Company, in its sole discretion, will be entitled to divide and classify or reclassify such transaction (or a portion thereof) between or among such categories.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors of the corporation;

(b)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; provided, however, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be accounted for as an operating lease and not as a Capital Lease Obligation; and provided, further, that regardless of GAAP, the Master Lease and any other lease with any other lessor (or affiliate of such lessor) of properties operated or under construction, development or management by the Company or any of its Restricted Subsidiaries will be accounted for as an operating lease and not as a Capital Lease Obligation.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)                                 United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by the Company and its Subsidiaries from time to time in the ordinary course of business;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government, Canada or any country that is a member of the European Union or any agency, subdivision or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities that are issued by the United States government) having maturities of not more than two years after the date of acquisition;

(3)                                 securities issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any agency, subdivision or instrumentality thereof or by any foreign government (and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service)) having maturities of not more than two years after the date of acquisition;

(4)                                 certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to (or any bank holding company owning such lender) the Credit Facilities or with any commercial bank having capital and surplus of at least $250.0 million at the time of acquisition;

(5)                                 repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) through (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above at the time of acquisition;

(6)                                 commercial paper rated at the time of acquisition within one of the two highest ratings obtainable for such securities by Moody’s or S&P and maturing within two years after the date of acquisition;

(7)                                 marketable short term money market and similar securities having the highest rating obtainable from Moody’s and S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) at the time of acquisition and in each case maturing within two years after the date of acquisition;

(8)                                 other dollar denominated securities issued by any Person incorporated in the United States and that at the time of acquisition have an investment grade rating from Moody’s or S&P (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service) and maturing not more than two years after the date of acquisition;

(9)                                 money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (8) of this definition; and

(10)                          solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, in each case maturing within two years from the date of acquisition, so long as the indebtedness of such country has an investment grade rating from S&P or Moody’s (or, if neither S&P nor Moody’s shall be rating such securities, then from another nationally recognized rating service (in each case, at the time of acquisition)), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or payable promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent type Investments in the country where such Foreign Subsidiary maintains its chief executive office and principal place of business.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to the Company or any of its Restricted Subsidiaries;

(2)                                 the adoption by shareholders of a plan relating to the liquidation or dissolution of the Company; or

(3)                                 the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), other than any holding company which owns, directly or indirectly (individually or together with another holding company or companies), 100% of the Voting Stock of the Company (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing: (A) the term “Change of Control” shall not include any of the transactions set forth in clauses (i) through (iii) of the second paragraph of Section 5.01(b); and (B) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a purchase agreement, merger agreement or similar agreement (or any voting or option agreement related thereto) until the closing of the transactions contemplated by such agreement.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Rating Decline.

“Clearstream” means Clearstream Banking, S.A.

“Company Order” means a written request or order signed in the name of the Company by an Officer who signs an Officer’s Certificate.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was January 15, 2022) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was January 15, 2022).

“Comparable Treasury Price” means, with respect to any redemption date:

(1)                                 the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(2)                                 if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(a)                                 in each case to the extent deducted in calculating such Consolidated Net Income:

(1)                                 provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period;

(2)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations related to interest rates;

(3)                                 any cost, charge, fee or expense (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and fees and charges incurred in respect of letters of credit or bankers’ acceptance financings) (or any amortization or write-off of the foregoing) associated with any Financing Activity, to the extent deducted in computing such Consolidated Net Income;

(4)                                 depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income for such period (excluding (x) any amortization of a prepaid cash expense that was paid in a prior period and (y) any such non-cash charges and expenses that result in an accrual of or reserve for cash charges or expenses in any future period on or prior to the final Stated Maturity of the Notes and that such Person elects not to add back in the current period) of such Person and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to the extent such Person elected to previously add back such amounts to Consolidated Cash Flow;

(5)                                 any Pre-Opening Expenses;

(6)                                 the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives, other business optimization expense (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including losses on asset sales (other than asset sales in the ordinary course of business));

(7)                                 the amount of any expense consisting of Restricted Subsidiary income attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary except to the extent of any cash distributions in respect thereof;

(8)                                 the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (8) to the extent that such amount of insurance proceeds plus Consolidated Cash Flow attributable to such property for such period (without giving effect to this clause (8)) does not exceed Consolidated Cash Flow attributable to such property during the most recently completed four fiscal quarter period for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated Cash Flow attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(9)                                 any losses resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

(10)                          any charges, fees and expenses (or any amortization thereof) related to any acquisition, Investment or disposition not prohibited by this Indenture (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful; and

(11)                          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Cash Flow or Consolidated Net Income in

any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Cash Flow for any previous period and not added back;

(b)                                 minus (without duplication) in each case to the extent included in calculating such Consolidated Net Income:

(1)                                 non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the Issue Date, which was not added back to Consolidated Cash Flow when accrued;

(2)                                 the amount of non-cash gains resulting from mark to market accounting of Hedging Obligations or other derivative instruments;

(3)                                 any unusual or non-recurring items of income or gain (including, without limitation, gains on asset sales (other than asset sales in the ordinary course of business)) to the extent increasing Consolidated Net Income for such Period; and

(4)                                 the amount of any income consisting of Restricted Subsidiary losses attributable to non-controlling interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary.

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow for any period shall be further adjusted as follows:

(A)                               acquisitions (including the occurrence of a Reverse Trigger Event) of any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall include the Consolidated Cash Flow of the acquired Person (or attributable to the acquired property, business, operations or asset) or applicable to such investments, and related transactions, and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(B)                               any Person, property, business, operations or asset (including a management agreement or similar agreement) or investments that have been disposed of by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, and any discontinued operations (as determined in accordance with GAAP), will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall exclude the Consolidated

Cash Flow of the disposed of Person (or attributable to the disposed of property, business, operations or asset or discontinued operations) or applicable to such disposed of investments and subject to clause (C) below shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(C)          Pro Forma Cost Savings shall be given effect;

(D)          (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

(E)           the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

(F)           in the event of any Expansion Capital Expenditures incurred during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Expansion Capital Expenditures and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Expansion Capital Expenditures were made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters);

(G)          in the event of any Permitted Joint Venture Investment made during such period with respect to a business or project opened during such period, there shall be added to Consolidated Cash Flow the product determined by multiplying (i) the Consolidated Cash Flow attributable to such Permitted Joint Venture Investment and including management agreements or similar agreements (as determined by such Person) in respect of the first three (3) complete fiscal quarters following the opening of the business or project with respect to which such Permitted Joint Venture Investment was made by (ii) (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters); and

(H)          in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three following fiscal quarters, there shall be added to Consolidated Cash Flow an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person as of such date of determination (the “Calculation Date”), after giving effect to all transactions to occur on the Calculation Date (including for purposes of Section 4.07(f), the merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith), including, without limitation, giving pro forma effect to any transactions with respect to Indebtedness consistent with paragraph (1) of the definition of “Fixed Charge Coverage Ratio,” to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the “reference period”) immediately preceding the Calculation Date. For the avoidance of doubt, for purposes of this definition, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) — (H) of the definition thereof.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)           any gain or loss (together with any related provision for taxes thereon) realized in connection with (a) any Asset Sale (other than asset sales in the ordinary course of business) or (b) any disposition of any securities (other than dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(2)           the Net Income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash) (including by any Person referred to in clauses (i)-(iv));

(3)           solely for the purpose of determining the amount available for Restricted Payments pursuant to Section 4.07(a)(C)(1) hereof, the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been waived; provided that such exclusions shall not apply with respect to limitations imposed either (x)

pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or repayment or in respect of which the required steps have been taken to have such Acquired Debt defeased (whether by covenant or legal defeasance) or discharged, or a deposit has been made for such purpose or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided, further, that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

(4)           any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(5)           any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

(6)           the cumulative effect of a change in accounting principles shall be excluded;

(7)           any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7));

(8)           losses, to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(9)           gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(10)         any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries shall be excluded.

Notwithstanding anything contained in this Indenture to the contrary, for purposes of this Indenture, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Master Lease or any other lease with any other lessor (or affiliate of such lessor) of properties operated or under construction, development or management by the Company or any of its Restricted Subsidiaries in the applicable measurement period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Master Lease or any such other lease not paid in cash during the relevant measurement period or other non-cash amounts incurred in respect of the Master Lease or any such other lease; provided that any “true-up” of rent paid in cash pursuant to the Master Lease or any such other lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person which is secured by a Lien as of such date of determination (the “Determination Date”), after giving effect to all transactions to occur on the Determination Date, including, without limitation, giving pro forma effect to any transactions with respect to Indebtedness consistent with paragraph (1) of the definition of “Fixed Charge Coverage Ratio,” to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Determination Date. For the avoidance of doubt, for purposes of this definition, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis, without duplication, to the items in clauses (A) — (H) of the definition thereof.

“Consolidated Total Indebtedness” means, with respect to any Person as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or which a Person has called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness of the type described in clause (5) of the definition thereof and Indebtedness constituting banker’s acceptances, letters of credit, Hedging Obligations and Investment Guarantees to the extent such Investment Guarantee would not be reflected as Indebtedness on the Company’s consolidated balance sheet (excluding references in footnotes not otherwise reflected on the balance sheet) in accordance with GAAP, and (iii) in the case of Indebtedness of a non-Wholly Owned Restricted Subsidiary, to the extent Consolidated Cash Flow (including through the calculation of

Consolidated Net Income or due to non-controlling interests in such Restricted Subsidiary owned by a Person other than the Company or any of its Restricted Subsidiaries) did not include all of the Net Income of such Restricted Subsidiary, an amount of Indebtedness of such Restricted Subsidiary (provided that such Indebtedness is not otherwise guaranteed by the Company or another Restricted Subsidiary, if any, that guarantees the Notes) directly proportional to the amount of Net Income of such Restricted Subsidiary not so included in Consolidated Cash Flow (including through the calculation of Consolidated Net Income), less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries, less (c) Development Expenses (unless specified that Development Expenses shall be included in making such calculation).

“Credit Agreement” means the Credit Agreement, dated as of October 30, 2013, as amended by the First Amendment and the Second Amendment (as such terms are defined below), among the Company, the subsidiary guarantors party thereto, Bank of America, N.A., as “Administrative Agent” and “Collateral Agent,” the other agent parties thereto, and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Agreement or other agents or other lenders). As used in this definition, “First Amendment” means that certain First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015, by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, the Administrative Agent and the Collateral Agent, as amended by that certain First Amendment to First Amendment and Incremental Joinder Agreement, effective as of August 3, 2015, by and between the Company, and the Administrative Agent, and “Second Amendment” means that certain Second Amendment and Refinancing Agreement to be entered into by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto, the Administrative Agent and the Collateral Agent.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), banker’s acceptances or letters of credit, or debt securities or any other form of debt financing, including any related notes, guarantees, collateral documents, indentures, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Securities” means any debt securities, as such term is commonly understood, issued in any public offering or private placement in an aggregate principal amount of $100.0 million or more.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, executed by a financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Development Expenses” means, without duplication (a) Indebtedness (including Investment Guarantee Indebtedness), Disqualified Stock or preferred stock incurred or issued for the purpose of financing and (b) amounts (whether funded with the proceeds of Indebtedness, Disqualified Stock or preferred stock, cash flow or otherwise) used to fund, in each case, (i) Expansion Capital Expenditures, (ii) Permitted Joint Venture Investments, (iii) Development Projects or (iv) interest, dividends, fees or related charges with respect to such Indebtedness, Disqualified Stock or preferred stock; provided that (A) the Company or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming Approvals or other governmental authorizations, so long as, in the case of any such Gaming Approvals or other governmental authorizations, the Company or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming Approvals or governmental authorizations) and (B) no such Indebtedness, Disqualified Stock or preferred stock or funded costs shall constitute

Development Expenses with respect to an Expansion Capital Expenditure project or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project or, in the case of an Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Expansion Capital Expenditure, Permitted Joint Venture Investment or Development Project, if earlier.

“Development Project” shall mean Investments or expenditures in or with respect to, casinos and “racinos” or Persons that own casinos or “racinos” (including casinos and “racinos” in development or under construction that are not presently opening or operating with respect to which the Company or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time of such Investment), in each case, used to finance, or made for the purpose of allowing such Person, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Person, casino or “racino” and assets ancillary or related thereto, or the construction and development of a casino, “racino” or assets ancillary or related thereto, including pre-opening expenses.

“Development Services” means the provision (through retained professionals or otherwise) of development, design or construction, management or similar services with respect to any Gaming Facility or the development, design or construction thereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature (other than (x) solely for Capital Stock (other than Disqualified Stock) or (y) as a result of a redemption required by Gaming Law or not prohibited by this Indenture), provided, however, only the portion of Capital Stock which so matures or is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or a fundamental change or similar provision will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions (x) unless such repurchase or redemption complies with Section 4.07 or (y) prior to any purchase of the Notes as are required to be purchased pursuant to Section 4.10 or 4.14 and (ii) any Capital Stock issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Person that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations or as a result of such director’s, officer’s, consultant’s or employee’s termination, resignation, retirement, death or disability. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this

Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued or accumulated dividends.

“DTC” means The Depository Trust Company in New York, New York.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and Hedging Obligations entered into as a part of, or in connection with, an issuance of such debt security).

“Equity Offering” means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” means an event described under Article VI hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of this Indenture, until repaid, including (a) the existing Guarantees of the Company with respect to the Indebtedness of Pennwood, (b) the Indebtedness of the Company under the Existing Notes and (c) Purchase Money Indebtedness and Capital Lease Obligations outstanding on the date of this Indenture.

“Existing Notes” means the Company’s 5.875% senior notes due 2021.

“Existing Notes Indenture” means the Indenture, dated as of the 5.875% Issue Date, between the Company and Wells Fargo Bank, National Association.

“Existing Unrestricted Subsidiaries” means (i) Columbus Gaming Ventures, Inc., (ii) Houston Gaming Ventures, Inc., (iii) Houston Operating Ventures, LLC, (iv) PHK Staffing, LLC, (v) Penn Hollywood Kansas, Inc., (vi) Penn National GSFR, LLC and (vii) Iowa Gaming Company, LLC.

“Expansion Capital Expenditures” means any capital expenditure by the Company or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Company’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Company and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Proceeds of an Asset Sale and excluding capital expenditures made in the ordinary course to maintain, repair, restore or refurbish the property of the Company and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s or property’s day to day operations as then conducted.

“Financing Activity” means any of the following: (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by the Company or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of (a) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to (b) the Fixed Charges of such Person for such period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(1)           in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, defeases (whether by covenant or legal defeasance), discharges, repurchases, retires, redeems or otherwise acquires (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases, redeems or otherwise retires or acquires Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter reference period and Fixed Charges relating to any such Indebtedness or preferred stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded; provided, however, that the pro forma calculation of Fixed Charges for purposes of Section 4.09(a) (and for the purposes of other provisions of this Indenture that refer to such first paragraph or the Fixed Charge Coverage Ratio) shall not give effect to any Indebtedness, Disqualified Stock or preferred stock being incurred or issued on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence or issuance) pursuant to Section 4.09(b) (other than Indebtedness, Disqualified Stock or preferred stock incurred or issued pursuant to clause (20) or (22) thereof);

(2)           “Consolidated Cash Flow” shall be calculated as set forth in the definition thereof, including after giving effect on a pro forma basis, without duplication, to the items in clauses (A) — (H) of the definition thereof;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and any Person, property, business, operations or asset

(including a management or similar agreement) or investments that have been disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be excluded (unless specified that Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, shall be included in making such calculation) until from and after the end of the first full fiscal quarter after the earlier of (x) the opening of the business or project to which such Development Expenses relate or (y) completion of construction of the applicable Expansion Capital Expenditure or Permitted Joint Venture Investment;

(5)           the occurrence of a Trigger Event during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Fixed Charges resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four quarter period;

(6)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and

(7)           interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as such specified Person may designate.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820 and excluding interest expense associated with a Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) except as provided in clause (3) below), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but (y) excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Financing Activities associated with undertaking, or proposing to undertake, any Financing Activity; plus

(2)                                 the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

(3)                                 any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that unless specified otherwise, any interest expense in respect of any Investment Guarantee or Investment Guarantee Indebtedness or the Pennwood Debt will not be counted pursuant to this clause (3) except to the extent that such Person or any of its Restricted Subsidiaries actually makes payments in respect thereof or is imminently required to actually make payments thereunder in which case, pro forma effect shall be given to all such payments that such Person, in good faith, reasonably expects to be required to pay during the next four quarters as though such payments had been made for the relevant period (but without duplication of amounts paid so that, in any event, no more than four quarters of payments are counted)); plus

(4)                                 all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of the Company that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (2) conducts substantially all of its business operations outside the United States.

“GAAP” means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming activities, facility, business (including pari-mutuel betting), assets or enterprise, including to enable the Company or any of its Restricted Subsidiaries to engage in or conduct, host, develop, own, operate, manage or finance the casino, gambling, horse racing, video lottery, video gaming, internet, interactive, online, virtual or social gaming, or other gaming activities, business, assets, enterprise or facility or otherwise continue to engage in or conduct, host, develop, own, operate, manage, or finance such business substantially as is presently engaged in, conducted, hosted, developed, owned, operated, managed or financed or as it may be engaged in, conducted, hosted, developed, owned, operated, managed or financed following the Issue Date, (b) required by any Gaming Law, or (c)

necessary to accomplish the financing and other transactions contemplated to occur on or about the Issue Date.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming activities, business, assets or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed, operated, engaged in, conducted, hosted, developed or financed by the Company or any of its Restricted Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, video lottery, video gaming, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment and including any internet, interactive, online, virtual or social gaming-related assets, operations, technology or platforms.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities (including internet, video lottery, video gaming, interactive, online, virtual or social gaming) conducted or managed by the Company or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Sections 2.01 and 2.06 hereof.

“GLPI” means Gaming and Leisure Properties, Inc., a Pennsylvania corporation, or its successor.

“GLPI Agreements” means (i) each of the separation and distribution agreement, the transition services agreement, the tax matters agreement and the employee matters agreement, each dated as of November 1, 2013, between the Company and GLPI, and (ii) the Master Lease, in each case, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets, of all or any part of any Indebtedness; provided that “Guarantee” shall not include any lease of property (where the Company or a Subsidiary of the Company is the lessee) entered into in connection with the issuance of industrial revenue bonds or similar instruments which industrial revenue bonds or similar instruments are held by the Company or its Subsidiaries, where such lease obligations were intended to support debt service on such industrial revenue bonds or similar instruments.

“Guarantor” means a Restricted Subsidiary that is required to provide a senior guarantee in respect of the Notes pursuant to Section 4.15.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements, currency swap agreement, interest rate cap agreements, interest rate collar agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract; and

(2)                                 other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means the Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

(3)                                 in respect of banker’s acceptances;

(4)                                 representing Capital Lease Obligations (it being understood that the obligations of such Person under the Master Lease or any other lease with any other lessor (of affiliate of such lessor) of properties operated or under construction, development or management by the Company or any of its Restricted Subsidiaries shall not constitute Indebtedness);

(5)                                 representing the balance deferred and unpaid of the purchase price of any property; or

(6)                                 representing net obligations under any Hedging Obligations (other than those that fix or cap the interest rate on variable rate instruments otherwise permitted by this Indenture or that fix the exchange rate in connection with instruments denominated in a foreign currency and otherwise permitted by this Indenture);

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness (excluding prepaid interest thereon) of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the types referred to in clauses (1) through (5) above of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

The amount of any Indebtedness outstanding as of any date will be:

(a)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)                                 the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(c)                                  in the case of Indebtedness of others secured by a Lien on any assets of the specified Person, the lesser of the amount of such Indebtedness and the fair market value of such assets;

(d)                                 in the case of clause (5) above, the net present value thereof determined in accordance with GAAP;

(e)                                  in the case of clause (6), zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person; and

(f)                                   obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days.

For the avoidance of doubt, it is understood and agreed that none of the following shall constitute Indebtedness: (i) (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans; (ii) (x) mortgage, industrial revenue bond, industrial development bond or similar financings to the extent that the holder of such Indebtedness is the Company or any of its Subsidiaries and (y) Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness of the type described in clause (x) held by the Company or its Subsidiaries; (iii) with respect to any balance deferred and unpaid of the purchase price of any property, (x) any accrued expense or obligation, account payable, trade payable, customer deposits or deferred income taxes or liabilities incurred in the ordinary course of business, including insurance premium financing, (y) any obligation payable solely through the issuance of Equity Interests or (z) any earn-out obligation, including any earn-out or other amounts that may be required to be paid by the Company, as of or after the date of this Indenture, under the Rocket SPA (whether or not such amounts are accrued or determined as of the date of this Indenture or arise, accrue or are determined thereafter); or (iv) Indebtedness that has been defeased (whether by covenant or legal defeasance), discharged, redeemed or otherwise acquired (or if an irrevocable deposit has been made in furtherance of any such defeasance, discharge, call for redemption or acquisition).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $400,000,000 aggregate principal amount of 5.625% senior notes due 2027 issued on the Issue Date, substantially in the form of Exhibit A.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Interest Payment Date” has the meaning set forth in paragraph 1 of Exhibit A.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)                                 debt securities or debt instruments with an Investment Grade Rating at the time of acquisition, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)                                  investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold cash pending investment or distribution; and

(d)                                 corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Guarantee” means any guarantee, directly or indirectly, by the Company or any of its Restricted Subsidiaries of Indebtedness of a Permitted Joint Venture (or any completion guarantee with respect to a Permitted Joint Venture or any agreement to advance funds, property or services on behalf of a Permitted Joint Venture to maintain the financial condition of such Permitted Joint Venture or any similar obligation with respect to a Permitted Joint Venture); provided that any such guarantee with respect to a Permitted Joint Venture will continue to constitute an Investment Guarantee in the event that the Permitted Joint Venture whose obligations are so guaranteed ceases to qualify as a Permitted Joint Venture after such guarantee was entered into.

“Investment Guarantee Indebtedness” means the obligations of a Permitted Joint Venture to the extent subject to an Investment Guarantee, on and after the time the Company or one of its Restricted Subsidiaries makes any interest, debt service payment or other comparable payment under such Investment Guarantee with respect to such guaranteed obligations.

“Investment Guarantee Payments” means any payments made pursuant to any Investment Guarantee.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans including Guarantees (or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) advances to customers made in the ordinary course of business, and (z) accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet (excluding references or descriptions in the notes thereto) prepared in accordance with GAAP. For purposes of determining the amount of any Investment at any time outstanding, (a) the amount of an Investment will equal the aggregate amount of such Investment, minus (b) the amounts received by the Company and its Restricted Subsidiaries with respect to such Investment, including with respect to contracts related to such Investment and including (as applicable) principal, interest, dividends, distributions, sale proceeds, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by the Company or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by the Company or any of its Restricted Subsidiaries, including any Investment Guarantee), payments under relevant management contracts or services agreements or other contracts related to such Investment and other amounts. In addition:

(1)                                 “Investments” shall not include the occurrence of a Trigger Event; and

(2)                                 if the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof.

“Issue Date” means January 19, 2017.

“Landlord” means GLP Capital, L.P., a Pennsylvania limited partnership, in its capacity as landlord under the Master Lease, and its successors in such capacity and any Subsidiaries of GLP Capital, L.P. acting as landlord or co-landlord under the Master Lease.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation or similar transaction, by the Company or one or more of its Restricted Subsidiaries, with respect to which the Company or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing.

“Master Lease” means that certain Master Lease, dated November 1, 2013, as amended, by and between Landlord and Tenant, as it may be amended, restated, replaced or otherwise modified from time to time in accordance with, or as not prohibited by, this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net (without duplication) of (a) any payments, fees, commissions, costs and other expenses incurred in connection with or relating to such Asset Sale, including legal, accounting and investment banking fees and underwriting, brokerage and sales commissions, and survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable or estimated in good faith to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Credit Agreement or other Indebtedness of the Company or any Restricted Subsidiary, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (e) all distributions and other payments required to be made as a result of such Asset Sale to any person (other than the Company and its Restricted Subsidiaries) having a beneficial interest in the assets subject to such Asset Sale, (f) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (g) in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to its stockholders or members or other equity holders, as applicable, from any cash proceeds of such Asset Sale, the amount of dividends paid to any such stockholder or member or other equity holder, as applicable, other than the Company or any Restricted Subsidiary; provided that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required by (i) contract to be held in escrow pending determination of whether a purchase price or similar adjustment will be made or (ii) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person from escrow or otherwise.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, liquidated damages, other damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness.

“Offering Memorandum” means the offering memorandum of the Company, dated January 12, 2017, with respect to the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Chief Accounting Officer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company that meets the requirements of Section 12.03 hereof.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 12.03 hereof.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Pennwood” collectively, means Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

“Pennwood Debt” means the existing Indebtedness of Pennwood Racing, Inc. pursuant to that certain Term Loan and Security Agreement dated July 29, 1999, as amended, by and among FR Park Racing, L.P., GS Park Racing, L.P. and Commerce Bank, N.A., that is guaranteed by the Company.

“Permitted Business” means any business of the type in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture, or any business or activities reasonably related, incidental or ancillary thereto (including assets, activities or businesses complementary thereto) or a reasonable extension, development or expansion thereof.

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses or assets referred to in the following clause (c), (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by the Company’s Board of Directors or management in its good faith judgment.

“Permitted Investments” means:

(1)                                 any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)                                 any Investment in cash or Cash Equivalents;

(3)                                 any Investment by the Company or any Subsidiary of the Company in a Person if, as a result of, or in connection with, such Investment:

(a)                                 such Person becomes (including by designation) a Restricted Subsidiary of the Company; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or an operating unit, division or line of business to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or any other disposition not constituting an Asset Sale;

(5)                                 any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

(6)                                 any Investments received (a) in exchange for or in compromise of obligations incurred in the ordinary course of business, including in satisfaction of judgments, in settlement of delinquent or overdue accounts or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to a secured Investment or transfer of title with respect to any secured Investment in default;

(7)                                 Hedging Obligations and other hedge or swap or option agreements entered into as part of or in connection with an issuance of convertible debt;

(8)                                 the extension of credit to customers of the Company or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

(9)                                 loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, incurred in the ordinary course of business;

(10)                          loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $10.0 million outstanding at any time;

(11)                          receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business;

(12)                          Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

(13)                          Investments in Pennwood arising from any payment in respect of the Existing Indebtedness related to Pennwood;

(14)                          any Investment (a) existing on the 5.875% Issue Date or (b) made after the 5.875% Issue Date and on or prior to the Issue Date that was a “Permitted Investment” under the Existing Notes Indenture;

(15)                          Investments of any Person in existence at the time such Person becomes a Subsidiary of the Company, provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of the Company;

(16)                          any purchase of Indebtedness under the Notes, the Credit Facilities any other Indebtedness, Disqualified Stock or preferred stock incurred in accordance with this Indenture and, in each case, the guarantees related thereto (other than any of the foregoing constituting Indebtedness subordinated in right of payment to the Notes);

(17)                          (a) a Permitted Joint Venture Investment and (b) any Investment Guarantee Payments with respect to a guarantee, agreement or other extension of credit that qualified as a Permitted Joint Venture Investment at the time the guarantee or extension of credit was made or the agreement was entered into, unless, in the case of this clause (b), such guarantee, agreement or extension of credit no longer qualifies as a Permitted Joint Venture Investment (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise) (it being understood that, in such circumstance, such Investment Guarantee Payments will be permitted to be made but shall be included (at the option of the Company) (to the extent that the Permitted Joint Venture Investment to which such Investment Guarantee Payment relates was not previously included in clause (x) or (y) of the last proviso of the definition of “Permitted Joint Venture Investment”) in (x) Permitted Investments (other than this clause (17)) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to Section 4.07(a)(C) hereof (as if such Investment were not a Permitted Investment), in which case for the purposes of clause (y) but not clause (x), any payments received at any time in respect of such Investment will be included in Section 4.07(a)(C)(3));

(18)                          any Investment in a Permitted Business in an outstanding amount, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed $400.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)                          the occurrence of a Reverse Trigger Event;

(20)                          any Investment in any Person in an outstanding amount, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed $250.0 million, calculated at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to the provisions of the definition of Investments); provided, however, that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1)

above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21)                          transactions permitted by Section 4.10(b) (other than pursuant to clauses (iii), (vi), (vii), (x) and (xii)); and

(22)                          Investments made pursuant to or contemplated by the GLPI Agreements or any agreements of similar type with any other lessor (of affiliate of such lessor) of properties operated by, or under construction, development or management by, the Company or any of its Restricted Subsidiaries.

“Permitted Joint Venture” means any joint venture or other arrangement (which may be structured as an unincorporated joint venture, corporation, partnership, association or limited liability company (including, without limitation, an Unrestricted Subsidiary) or as a management contract or services agreement, including, without limitation, arrangements with, or expenditures with respect to, any casinos or “racinos” or Persons that own casinos or “racinos”(including casinos and “racinos” in development or under construction that are not presently opening or operating) with respect to which the Company or any of its Restricted Subsidiaries (i) owns directly or indirectly in the aggregate at least 25% of the voting power or Equity Interests thereof or (ii) controls or manages the day-to-day gaming operation of another person pursuant to a written agreement or (iii) provides, has provided, or has entered into a written agreement to provide, Development Services with respect to such entity or the applicable Gaming Facility, including with respect to or on behalf of any Native North American tribe or any agency or instrumentality thereof), in each case, including, without limitation, arrangements to finance, or for the purpose of allowing such joint venture, casino or “racino”, as the case may be, to finance, the purchase or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint venture, casino or “racino” and assets ancillary or related thereto, or the construction and development (including pre-opening expenses and other funds necessary to achieve opening and initial operation) of a casino, “racino” or assets ancillary or related thereto.

“Permitted Joint Venture Investment” means any Investment in a Permitted Joint Venture, including by means of any Investment Guarantee; provided that, at the time of and after giving effect to any such Investment (and any other adjustments pursuant to the definition of “Fixed Charge Coverage Ratio”), the Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses); provided, further, that if a Permitted Joint Venture Investment would, at any time after the date such Permitted Joint Venture Investment is made or a binding agreement to make such Permitted Joint Venture Investment is entered into, cease to qualify as a Permitted Joint Venture Investment pursuant to this definition due to a failure of the relevant investee to constitute a Permitted Joint Venture for any reason (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise), then the outstanding amount of such Permitted Joint Venture Investment at such time and additional Investments pursuant to such agreements as then in effect shall, for the period such Investment does not so qualify, be included (at the option of the Company) (to the extent not previously included in clause (17)(b)(x) or (y) of the definition of “Permitted Investments”) in (x) Permitted Investments (other than clause (17) of such definition) or (y) the calculation of the aggregate amount of Restricted Payments available pursuant to Section 4.07(a)(C) (as if such Investment were not a Permitted Investment, in which case, for the purposes of clause (y) but not clause (x), any payments received at any time in respect of such Investment will be included in Section 4.07(a)(C)(3)).

“Permitted Liens” means:

(1)                                 Liens on property of the Company or any Restricted Subsidiary securing obligations under or in respect of any Credit Facilities pursuant to clause (1) of Permitted Debt and (b) Liens on property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary;

(2)                                 Liens in favor of the Company or any Restricted Subsidiary;

(3)                                 Liens on property of a Person (or its Subsidiaries) existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or otherwise becomes a Subsidiary of the Company and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition (except for Liens securing Indebtedness incurred pursuant to clause (20) of Permitted Debt) and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with the Company or the Subsidiary or which becomes a Subsidiary of the Company;

(4)                                 Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that (except for Liens securing Indebtedness incurred pursuant to clause (20) of Permitted Debt) such Liens were in existence prior to, or not incurred in contemplation of, such acquisition;

(5)                                 (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto (and Liens on proceeds of related policies); (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this paragraph (5);

(6)                                 Liens to secure Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets being financed with such Indebtedness (and directly related assets, including proceeds (including insurance proceeds) and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

(7)                                 Liens existing on the date of this Indenture;

(8)                                 Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for a period of ninety days or that are being contested in good faith by appropriate proceedings, provided that any reserve required by GAAP has been made therefor;

(9)                                 Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing non-recourse Indebtedness or other Indebtedness of an Unrestricted Subsidiary or joint venture;

(10)                          Liens securing obligations to the Trustee pursuant to the compensation and indemnity provisions of this Indenture and Liens owing to an indenture trustee in respect of any other Indebtedness permitted to be incurred under Section 4.09 hereof;

(11)                          Liens on trusts, cash or Cash Equivalents or other funds provided in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness;

(12)                          Liens arising out of judgments or awards not resulting in a default;

(13)                          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(14)                          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(15)                          Permitted Vessel Liens;

(16)                          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(17)                          other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $35.0 million;

(18)                          Liens to secure Indebtedness incurred pursuant to clause (21) of Permitted Debt; provided that such Liens do not encumber any assets of the Company or any Restricted Subsidiary other than Foreign Subsidiaries;

(19)                          Liens arising pursuant to Indebtedness constituting Development Expenses or used to fund Development Expenses incurred pursuant to clause (22) of Permitted Debt;

(20)                          Liens Incurred to secure Indebtedness permitted to be incurred pursuant to the covenant described under Section 4.09; provided that, with respect to Liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of the Company would be no greater than 2.0 to 1.0 (deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness) and 2.5 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

(21)                          (i) Liens pursuant to the Master Lease and any other leases entered into for the purpose of, or with respect to, operating, developing or managing Gaming Facilities or other properties and related assets or operations or activities, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(22)                          Liens created by applicable Trust Agreements;

(23)                          Liens securing obligations of any Person in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements;

(24)                          Liens securing Capitalized Lease Obligations to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness consisting of mortgage, industrial revenue bond, industrial development bond and similar financings to the extent that the holder of such Indebtedness is the Company or its Subsidiaries;

(25)                          Liens to secure Hedging Obligations and cash management obligations, obligations in respect of banking services relating to treasury, depositary and cash management services, automated clearinghouse transfer of funds and purchase cards, credit cards or similar services;

(26)                          Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by the Company in such margin stock is permitted by this Indenture; and

(27)                          Liens securing Permitted Refinancing Indebtedness; provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness and after acquired assets of a similar type, unless the incurrence of such Liens is otherwise permitted under this Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease (whether by covenant or legal defeasance), discharge, redeem, tender for, repay, refund or otherwise retire or acquire, in whole or in part (collectively, a “refinancing”), any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                 the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) (or, if greater, the committed amount (only to the extent the committed amount could have been incurred or issued on the date of initial incurrence or issuance and was deemed incurred or issued at such time for the purposes of the covenant under Section 4.09)) of the Indebtedness, Disqualified Stock or preferred stock refinanced (plus all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Disqualified Stock or preferred stock, and the amount of all penalties, fees, expenses, costs, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto);

(2)                                 such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness, Disqualified Stock or preferred stock being refinanced (or, if earlier, 91 days after the Stated Maturity of the Notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced;

(3)                                 to the extent the Permitted Refinancing Indebtedness refinances (a) Indebtedness that is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced or (b) Disqualified Stock or preferred stock, such Permitted Refinancing Indebtedness is Disqualified Stock or preferred stock, as applicable; and

(4)                                 such Indebtedness, Disqualified Stock or preferred stock is incurred or issued either by the Company or by the Restricted Subsidiary who is the obligor (as primary obligor or guarantor) or issuer on the Indebtedness, Disqualified Stock or preferred stock being refinanced.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of the Company and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means the amount of cost savings, operating expense reductions and synergies and other improvements that have been realized or are projected by the Company in good faith to be realized as a result of specified actions taken or steps or actions that have been initiated, or as a result of actions which are reasonably expected to be taken or steps which are reasonably expected to be initiated within 12 months after the closing of the applicable transaction or implementation of an initiative that is expected to result in such cost savings, expense reductions, synergies or other improvements (in each case in the good faith determination of the Company), including in connection with the transaction which is being given pro forma effect for the calculation, and are factually supportable, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of the Company or any other Person acquiring the Company or having control over the Company after giving effect to any Change of Control of any closing) of any facility, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies and other improvements had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission).

“Purchase Money Indebtedness” means Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries incurred for the purpose of financing, within 365 days of incurrence, all or any part of the purchase price or cost of installation, construction or improvement of any property.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means (a) Moody’s or S&P or (b) if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Company. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and - for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Company) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business date preceding such redemption date.

“refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness” and “refinance” has a corresponding meaning.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, written notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Reverse Trigger Event” means after the occurrence of a Trigger Event, the transfer of the Equity Interests of any other Person that was previously a Restricted Subsidiary to the Company or any of its Restricted Subsidiaries pursuant to the terms of any Trust Agreement.

“Rocket SPA” means the Stock Purchase Agreement, dated as of July 28, 2016, by and among Rocket Speed, the sellers party thereto, Shareholder Representative Services LLC, as the representative of the sellers, and Penn Interactive Ventures, LLC.

“Rocket Speed” means Rocket Speed, Inc. (formerly known as Rocket Games, Inc.) and its successors or assigns.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Social Gaming Disposition Transaction” means the disposition of assets or operations of or related to internet, interactive, online, virtual or social gaming (including through the dividend or distribution of Equity Interests or other securities of any entity that, directly or indirectly, owns or controls such assets or operations), including, without limitation, any spin-off, split-off or other disposition of subsidiaries, assets or operations or Equity Interests or other securities, and, in each case, any corporate restructuring and other transactions undertaken in connection therewith to effect such disposition.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantees” means any senior Guarantee required to be provided pursuant to Section 4.15 by any Guarantor of the Company’s payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

“Tenant” means Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Transfer Restricted Notes” means Transfer Restricted Notes as defined in the Registration Rights Agreement.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue,

assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

“Trigger Event” means the transfer of shares of capital stock or Equity Interests of any Restricted Subsidiary or any Gaming Facility into trust or similar arrangement pursuant to the terms of any Trust Agreements.

“TRS Properties” means GLP Holdings, Inc., Louisiana Casino Cruises, Inc., and Penn Cecil Maryland, Inc., which, directly or indirectly, operate Hollywood Casino Baton Rouge and Hollywood Casino Perryville.

“Trust Agreements” means any trust or similar arrangement required by any Gaming Authority or any other governmental agency or authority (whether in connection with an acquisition or otherwise) from time to time, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreements, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that as of the time of such designation:

(1)                                 either (A) such Subsidiary to be so designated has total assets of $100,000 or less or (B) immediately after giving pro forma effect to such designation, either (x) the Company could incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such designation;

(2)                                 such Subsidiary is not, at the time of such designation, party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not

Affiliates of the Company, or would otherwise be permitted if entered into at the time of such designation pursuant to Section 4.11; and

(3)                                 such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect Investment (including, without duplication, a deemed Investment at the time of designation in an amount equal to the fair market value of the Investment in the relevant Subsidiary owned by the Company and its Restricted Subsidiaries) that could not have been made at the time of such designation pursuant to Section 4.07 (including as a Permitted Investment);

provided that the Existing Unrestricted Subsidiaries shall initially be designated as Unrestricted Subsidiaries without compliance with the preceding clauses (1), (2) and (3).  An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company (other than any of the Existing Unrestricted Subsidiaries) as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions. If any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary at the time of designation, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such Section.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means, with respect to any Person, any Wholly Owned Subsidiary of such Person that is a Restricted Subsidiary. Unless the context clearly requires otherwise, all references to any Wholly Owned Restricted Subsidiary means a Wholly Owned Restricted Subsidiary of the Company.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Company.

Section 1.02                             Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Asset Sale Payment Date”	4.10
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Company”	Preamble
“Covenant Defeasance”	8.03
“Covenant Termination Event”	4.19
“Excess Proceeds”	4.10
“incur”	4.09
“Increased Amount”	4.12
“Legal Defeasance”	8.02
“Note Asset Sale Offer”	4.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Asset Sale Offer”	4.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Reports Default Notice”	6.01
“Restricted Payments”	4.07

Section 1.03                             No Incorporation by Reference of Trust Indenture Act.

This Indenture will not be qualified under, subject to, or incorporate, restate or make reference to, any provision of the TIA (except as expressly set forth in Sections 7.03, 7.06, 7.10 and 7.11).

Section 1.04                             Rules of Construction.

Unless the context otherwise requires:

(a)                                 a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and in the plural include the singular;

(e)                                  the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made; and the included items do not limit the scope of the more general terms; and the listed included items are covered whether or not they are within the scope of the more general terms;

(f)                                   references to “defeasance” shall mean both covenant defeasance and legal defeasance, unless otherwise specified;

(g)                                  provisions apply to successive events and transactions; and

(h)                                 references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

Section 1.05                             Financial Calculations for Limited Condition Acquisitions

(a)                                 When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio, after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided that if the Company elects to make such determination as of the date of such definitive agreement(s), then (x) if any of such ratios are no longer complied with or baskets are exceeded as a result of fluctuations in such ratio or basket subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or baskets will not be deemed to have been no longer complied with or exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Indenture and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur.

ARTICLE II

THE NOTES

Section 2.01                             Form and Dating.

(a)                                 General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                                  Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02                             Execution and Authentication.

The Notes shall be executed by an Officer or an authorized signatory as identified in an Officer’s Certificate (pursuant to a power of attorney or other similar instrument).  The signature of any such Officer (or authorized signatory) on the Notes shall be by manual or facsimile signature in the name and on behalf of the Company.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an authenticating agent shall, upon receipt of a Company Order, authenticate Initial Notes for original issue in an aggregate principal amount of $400,000,000.  The aggregate principal amount of the Initial Notes may not exceed $400,000,000 except as provided in Section 2.06(h)(i) hereof.  The Company may issue, without the consent of the Holders, an unlimited aggregate principal amount of Additional Notes under this Indenture in accordance with Section 2.13, provided that such issuance is not prohibited by Section 4.09.

The Trustee or an authorized agent, shall upon receipt of a Company Order and an Officer’s Certificate and Opinion of Counsel pursuant to Section 12.02 authenticate Additional Notes for original issue in an aggregate principal amount set forth in the Company Order.

The Trustee may appoint an authenticating agent to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such authentication agent.  An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 in principal amount and any integral multiples of $1,000 in excess thereof.

Section 2.03                             Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04                             Paying Agent To Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05                             Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06                             Transfer and Exchange.

(a)                                 Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)                                     the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

(ii)                                  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06(h)(i) and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b)or (c) hereof.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)                               (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)                               (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(iii)                               Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)                               if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                               if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv)                              Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an

Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)                               if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iv) if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.  Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                                  Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)                                     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)                                 if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)                               if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                                  Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)                               if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement

Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)                                     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                               if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                               if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)                                 if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)                               if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii)                                  Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)                               if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)                               if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)                                     Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                               if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                               if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)                                  Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)                               if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)                               if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

(f)                                   Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                                     Private Placement Legend.  (A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE

UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE ACQUIRER IS DEEMED TO REPRESENT AND WARRANT THAT EITHER (1) IT IS NOT

AN EMPLOYEE BENEFIT PLANS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND AN ENTITY THAT IS DEEMED TO HOLD THE ASSETS OF SUCH PLANS FOR PURPOSES OF ERISA, AND NO PORTION OF THE ASSETS USED TO ACQUIRE OR HOLD THE NOTES OR ANY INTEREST IN A NOTE CONSTITUTES ASSETS OF ANY SUCH OR OF ANY OTHER PLAN SUBJECT TO LAWS SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) OR (2) THE ACQUISITION, HOLDING, AND DISPOSITION OF THE NOTES OR ANY INTEREST IN NOTES WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(A)                               Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)                                  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO PENN NATIONAL GAMING, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(g)                                  Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)                                 General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order or at the Registrar’s request.

(ii)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

(iii)                               The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption under Section 3.03 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)                           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)                        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or by electronic mail in PDF format.

(ix)                              The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x)                                 Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or note taken by the Depositary.

Section 2.07                             Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of a Company Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08                             Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.06(h)(i) hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09                             Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.10                             Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a Company Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11                             Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  The Trustee shall notify the Company in writing upon cancellation of any Notes. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12                             Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13                             Issuance of Additional Notes.

The Company shall be entitled to issue, without the consent of the Holders, Additional Notes under this Indenture that shall be substantially identical in all respects to the Initial Notes, except that Additional Notes may have different issuance prices, will have different issuance dates, may have different CUSIP numbers and may have transaction specific redemption or repurchase provisions, and, as a result, may not be fungible with or treated as the same issue as the Notes offered in this offering for United States federal income tax purposes.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in a Company Order, a copy of each of which shall be delivered to the Trustee, the following information:

(1)                                 the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2)                                 the issue price, the issue date, the “CUSIP” number (if then generally in use) of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

Section 2.14                             Designation.

Any Additional Notes issued under this Indenture will rank pari passu in right of payment with the Initial Notes.

Section 2.15                             CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01                             Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (except to the extent shorter or longer notice of redemption may be given to Holders as provided in Section 3.03), an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02                             Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes to be redeemed or purchased among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate and in accordance with DTC procedures; provided that any redemption pursuant to Section 3.07(b) hereof shall be effected on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited or is not practicable. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03                             Notice of Redemption.

Subject to the provisions of Section 3.08 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail (or in the case of Global Notes, shall give or cause to be given pursuant to applicable DTC procedures), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that (i) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes (whether by covenant or legal defeasance) or a satisfaction and discharge of this Indenture and (ii) redemption notices may be mailed or given less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described under Section 3.07(d) hereof.

In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related Equity Offering or any other transactions. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes (including CUSIP number(s)) to be redeemed and shall state:

(a)                                 the redemption date;

(b)                                 the redemption price;

(c)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued (or, in the case of Global Notes, a book entry position made) upon cancellation of the original Note;

(d)                                 the name and address of the Paying Agent;

(e)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)                                   that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)                                  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)                                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Nothing in this Indenture shall otherwise prohibit or prevent, the Company or its Affiliates from, at any time, and from time to time, acquiring Notes or other Indebtedness, whether through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Company or any such affiliates may determine.

Section 3.04                             Effect of Notice of Redemption.

Subject to the satisfaction (or waiver by the Company in its sole discretion) of any condition or conditions precedent, once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05                             Deposit of Redemption or Purchase Price.

No later than 10:00 a.m. New York City time on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                             Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07                             Optional Redemption and Gaming Redemption.

(a)                                 At any time prior to January 15, 2022, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the present value at such redemption date of (x) the redemption price of the Note at January 15, 2022 (such redemption price being set forth in the table appearing below in Section 3.07(c)) plus (y) all required interest payments due on the Note through January 15, 2022 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, together in either case with accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(b)                                 At any time prior to January 15, 2020, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price of 105.625% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash equal to the net cash proceeds of one or more Equity Offerings; provided that:  (1) at least 60% of the aggregate principal amount of Notes originally issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and (2) the redemption occurs within 180 days after the date of the closing of such Equity Offering.

(c)                                  Except as described in Sections 3.07(a) and (b) above, the Notes will not be redeemable at the Company’s option prior to January 15, 2022.  On and after January 15, 2022, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage

2022	102.813%
2023	101.875%
2024	100.938%
2025 and thereafter	100.000%

(d)                                 In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner: (i) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or (ii) is denied such license or qualification or not found suitable, or if any Gaming Authority otherwise requires that Notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws the Company shall have the right, at its option: (1) to require any such Holder or Beneficial Owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or (2) to call for the redemption of the Notes of such Holder or Beneficial Owner at a redemption price equal to the least of: (A) the principal amount thereof, together with accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, (B) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or (C) such other lesser amount as may be required by any Gaming Authority.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

(e)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08                             No Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09                             Offer To Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with proceeds of sales of assets.  The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)                                 that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b)                                 the Offer Amount, the purchase price and the Purchase Date;

(c)                                  that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d)                                 that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

(e)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof only;

(f)                                   that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)                                  that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                                 that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(i)                                     that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

Section 4.01                             Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02                             Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03                             Reports.

(a)                                 Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Trustee, with written instructions for furnishing to the Holders of Notes, upon Holder request, within 30 days after the time periods specified in the SEC’s rules and regulations for a non-accelerated filer (including any extensions of time periods under Rule 12b-25 under the Exchange Act): (i) all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if or as if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s obligations to furnish such materials to the Trustee for mailing (or in the case of Global Notes, delivery pursuant to applicable DTC procedures) to the Holders of Notes, upon Holder request; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(b)                                 In addition, the Company has agreed that, for so long as any Notes remain outstanding, if the Company is not required to file with the SEC the reports required by Section 4.03(a), it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04                             Compliance Certificate.

(a)                                 The Company shall deliver to the Trustee, within 105 days after the end of each fiscal year, an Officer’s Certificate (which Officer’s Certificate must be signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Company) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of premium on, if any, interest, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article IV or Article V hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05                             Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06                             Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                             Restricted Payments.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                                     declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(ii)                                  purchase, redeem or otherwise acquire or retire for value (x) any Equity Interests of the Company (other than Disqualified Stock within 365 days of the Stated Maturity of such Disqualified Stock) or (y) any preferred stock of a Restricted Subsidiary of the Company (other than within 365 days of the Stated Maturity thereof), in the case of each of clauses (x) and (y), other than any such Equity Interests or preferred stock held by the Company or a Restricted Subsidiary of the Company;

(iii)                               make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company that is subordinated in right of payment to the Notes (except a payment within 365 days of the Stated Maturity thereof and other than Indebtedness permitted under Section 4.09(b)(6) hereof); or

(iv)                              make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)                               no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)                               the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C)                               such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the

5.875% Issue Date (excluding Restricted Payments permitted by Section 4.07(b) (other than clause (i) thereof)), is less than the sum, without duplication, of:

(1)                                 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)                                 100% of the aggregate net proceeds, including cash and Cash Equivalents and the fair market value of assets or consideration other than cash or Cash Equivalents, received by the Company since the 5.875% Issue Date (i) as a contribution to its common equity capital, or (ii) from or in exchange for the issue or sale of Equity Interests of the Company (other than Disqualified Stock), or (iii) from or in exchange for the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company, in each case in this clause (iii), that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(3)                                 to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary) that was made after the 5.875% Issue Date and was included in the calculation of Restricted Payments made under this Indenture:

(x)                                 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to the Company or any of its Restricted Subsidiaries), or

(y)                                 is repurchased or redeemed by any person (other than the Company or any of its Restricted Subsidiaries) or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by the Company or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by the Company or any of its Restricted Subsidiaries, including any Investment Guarantee or reductions in liabilities under Guarantees), or any payments under management contracts or services agreements, 100% of the aggregate reduction of or return with respect to, and all other payments, and the fair market value of assets other than cash, received with respect to, such Restricted Investment, plus

(4)                                 to the extent that any Restricted Investment was made after the 5.875% Issue Date in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation of an Unrestricted Subsidiary to which clause (5) below shall apply) or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment, plus

(5)                                 to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary in compliance with Section 4.17 hereof or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, in each case after the 5.875% Issue Date, the fair market value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation.

(b)                                 The preceding provisions will not prohibit:

(i)                                     the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(ii)                                  the redemption, repurchase, retirement, discharge, defeasance (whether by covenant or legal defeasance) or other acquisition of any Indebtedness of the Company that is subordinated to the Notes or of any Equity Interests of the Company (including all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Equity Interests and the amount of all penalties, fees, costs, expenses, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto) in exchange for, or by conversion into, or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, discharge, defeasance or other acquisition will be excluded from Section 4.07(a)(C)(2);

(iii)                               (x) the redemption, repurchase, retirement, discharge, defeasance (whether by covenant or legal defeasance), or other acquisition of any Indebtedness of the Company that is subordinated to the Notes with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, or (y) the redemption, repurchase, retirement or other acquisition of Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary of the Company with the net cash proceeds from an issuance of, or in exchange for, Permitted Refinancing Indebtedness constituting Disqualified Stock or preferred stock, respectively;

(iv)                              the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests (other than preferred stock) on a pro rata basis;

(v)                                 redemptions, repurchases or repayments of Indebtedness or Equity Interests of the Company or any of its Subsidiaries to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of Directors of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under Section 3.07(d) hereof;

(vi)                              the repurchase, redemption or other acquisition or retirement of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) present or former management or any present or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) upon the death, disability, retirement or termination of employment of such member of management or such officer, director, employee or consultant or pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year, and provided, further, that any amounts not used in any fiscal year may be carried forward for up to two succeeding fiscal year periods until used; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the amounts in clauses (A) and (B) below (to the extent that such amounts have not been used to make a Restricted Payment in a previous calendar year pursuant to this clause (vi) or, in the case of clause (A), Section 4.07(a)(C)(2)):

(A)                               the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company to members of management, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries that occurred after the Issue Date; provided that the amount of any such cash proceeds that are utilized pursuant to this clause (vi) will be excluded from Section 4.07(a)(C)(2); plus

(B)                               the cash proceeds of key person life insurance policies received by the Company or any of its Restricted Subsidiaries after the Issue Date;

provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from such members of management, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its Restricted Subsidiaries will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07(b) or any other provisions of this Indenture;

(vii)                           the declaration and payment of dividends to holders of the Company’s Disqualified Stock and to holders of preferred stock of Restricted Subsidiaries issued in accordance with Section 4.09 hereof;

(viii)                        (a) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants, rights, convertible securities or other Equity Interests in respect thereof if such Equity Interests represent a portion of the exercise price of such options, warrants, rights, convertible securities or other Equity Interests in respect thereof; and (b) payments made or expected to be made by the Company or any Restricted Subsidiary of the Company in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee or consultant of the Company or any Subsidiary of the Company (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(ix)                              if a Change of Control Triggering Event or an Asset Sale has occurred and the Company shall have consummated the Change of Control Offer or Asset Sale Offer, respectively, and purchased on the Change of Control Payment Date or the Asset Sale Payment Date, respectively, all Notes properly tendered (and not withdrawn) (up to the maximum amount of Notes required to be so purchased, in the case of an Asset Sale Offer) in response to the Change of Control Offer or the Asset Sale Offer, respectively, pursuant to Section 4.10 or 4.14, respectively, any purchase or redemption (within 60 days after the Change of Control Payment Date or the Asset Sale Payment Date, respectively) of any Indebtedness that is subordinated to the Notes or of any Disqualified Stock or preferred stock, in each case, required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(x)                                 purchase by the Company or any of its Restricted Subsidiaries of preferred stock of a Restricted Subsidiary of the Company if after giving effect thereto the Company’s and its Restricted Subsidiaries’ direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases;

(xi)                              Investment Guarantees, Investment Guarantee Payments, Permitted Joint Venture Investments or other Investments (without duplication) that the Company has elected to include in the calculation of Restricted Payments pursuant to either clause (17)(b)(y) of the definition of “Permitted Investments” or clause (y) of the definition of “Permitted Joint Venture Investment;”

(xii)                           any payment made relating to any Trust Agreement;

(xiii)                        Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants, rights, convertible securities or other Equity Interests or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders or pursuant to appraisal rights pursuant to applicable law or court order;

(xiv)                       any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Company on a pro forma basis is less than 3.0 to 1.0 (without deducting Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness);

(xv)                          Restricted Payments by a joint venture that are required or permitted to be made by such venture pursuant to the terms of the joint venture arrangements to holders of the Equity Interests of such venture;

(xvi)                       the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xvii)                    to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations or other hedge or swap or option agreements entered into in connection with the issuance of convertible debt;

(xviii)                 other Restricted Payments not to exceed $300.0 million; and

(xix)                       any Social Gaming Disposition Transaction.

(c)                                  The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Company’s Board of Directors if expected to be greater than $20.0 million.

(d)                                 For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories described in clauses (i) through (xix) above, or is permitted pursuant to Section 4.07(a) or pursuant to any of clauses (1) through (22) of the definition of “Permitted Investments,” the Company will be entitled to classify such Restricted Payment (or, in each case, portion thereof) on the date of its payment or later reclassify such Restricted Payment (or, in each case, portion thereof) in any manner that complies with this covenant.

(e)                                  For purposes of this Section 4.07 and any other covenants of this Indenture, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. Any Restricted Payment, incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock, or other action that complied with the conditions of this Section 4.07 or such other covenants, made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant or such other covenants, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

(f)                                   The incurrence of Indebtedness (including Guarantees) or issuance of Disqualified Stock or preferred stock and the granting of Liens, to the extent in compliance with Sections 4.09 and 4.12, respectively, and any payment of consideration to holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests from the proceeds thereof, in each case, in connection with a merger or consolidation constituting or resulting in a Change of Control and otherwise permitted by this Indenture shall not constitute a Restricted Payment or be subject to the provisions of this Section 4.07 if either (A) both (i) the Consolidated Leverage Ratio of the Company on a pro forma basis after giving effect to such Change of Control shall be less than 5.5 to 1.0 and (ii) there shall not be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), a decrease in the rating of the Notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the Notes in effect by each such Rating Agency on the Rating Date or (B) there shall be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible change by either of the Rating Agencies) an increase in the rating of the Notes by both Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the Notes in effect by each such Rating Agency on the Rating Date.

Section 4.08                             Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:  (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)                                 However, Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 the provisions of any agreements governing Existing Indebtedness or Credit Facilities, or the GLPI Agreements, or any other agreements as in effect on the date of this Indenture;

(2)                                 (x) this Indenture and the Notes, in each case as the same may be amended or supplemented from time to time in accordance with the terms thereof, and (y) other Indebtedness pari passu with the Notes, provided that in the case of this clause (y), the restrictions contained in the agreements governing such pari passu Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of the Company, than those contained in this Indenture and the Notes;

(3)                                 applicable law, rule, regulation, decree or order (including any Gaming Law and any rules, regulations, orders or requirements of any Gaming Authority);

(4)                                 any agreement or instrument (including those governing Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) or other Capital Stock) of a Person, or with respect to any property or assets, acquired by the Company or any of its Restricted Subsidiaries (including as a result of a Person becoming a Restricted Subsidiary as a result of such acquisition or by re-designation or by merger, consolidation or amalgamation with or into, or liquidation into, the Company or a Restricted Subsidiary) as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Equity Interests of the Person, so acquired, provided that, in the case of Indebtedness, Disqualified Stock or preferred stock, such Indebtedness, Disqualified Stock or preferred stock was permitted by the terms of this Indenture to be incurred or issued;

(5)                                 customary restrictions on subletting or assignment of, or on the property or assets subject to, any lease or sublease governing a leasehold interest of the Company or any Restricted Subsidiary;

(6)                                 non-assignment provisions or other customary restrictions arising under any purchase money financing or licenses or other contracts entered into in the ordinary course of business;

(7)                                 purchase money obligations or Capital Lease Obligations permitted to be incurred or issued under this Indenture that impose restrictions on that property of the nature described in Section 4.08(a)(iii);

(8)                                 any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restriction on action by that Restricted Subsidiary pending its sale or other disposition;

(9)                                 restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Indenture;

(10)                          Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of the Company, than those contained in the agreements governing the Indebtedness, Disqualified Stock or preferred stock being refinanced;

(11)                          Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens (and any encumbrances or restrictions in any related agreements or Indebtedness secured by such Liens);

(12)                          restrictions in respect of Equity Interests in, or property or assets of, joint ventures, other development ventures, non-wholly owned Restricted Subsidiaries or Unrestricted Subsidiaries;

(13)                          restrictions on cash or other deposits or net worth made to secure letters of credit or surety or other bonds issued in connection therewith or imposed by customers under contracts entered into in the ordinary course of business;

(14)                          the Credit Facilities, provided that the restrictions contained in the agreements governing such Credit Facilities are no more restrictive, taken as a whole, in the good faith judgment of the Company, than those contained in the Credit Agreement as of the date of this Indenture;

(15)                          any Indebtedness incurred or Disqualified Stock or preferred stock issued by Foreign Subsidiaries or joint ventures or other development ventures that is permitted to be incurred or issued after the Issue Date pursuant to the provisions of Section 4.09 hereof;

(16)                          restrictions imposed pursuant to any of the Trust Agreements upon the occurrence of a Trigger Event;

(17)                          agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

(18)                          restrictions imposed by Gaming Authorities on entities holding, or operating pursuant to, Gaming Approvals;

(19)                          restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

(20)                          the subordination provisions of any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(21)                          restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary;

(22)                          restrictions on transfers of assets subject to industrial revenue bond financing or financing with similar instruments;

(23)                          encumbrances or restrictions of the type referred to in Section 4.08(a)(iii) with respect to the Master Lease (or any other lease with respect to properties operated by, or developed or managed by, the Company or any of its Restricted Subsidiaries) and the properties subject thereto;

(24)                          encumbrances or restrictions set forth in any agreements with respect to a Social Gaming Disposition Transaction with respect to the entities, assets or operations subject thereto;

(25)                          encumbrances or restrictions of the types referred to in clauses (i), (ii) and (iii) of Section 4.08(a) contained in Indebtedness, Disqualified Stock or preferred stock or agreements entered into in connection with Indebtedness, Disqualified Stock or preferred stock which (x) do not materially impair the ability of the Company to make payments owing with respect to the Notes, as determined in good faith by the Company, or (y) apply only during the continuance of a default or event of default under such Indebtedness, Disqualified Stock or preferred stock; and

(26)                          any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (25) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, in the good faith judgment of the Company, with respect to such dividend and other payment restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

Nothing contained in this Section 4.08 shall prevent the Company or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by Section 4.11(b)(i) hereof or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Section 4.09                             Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), the Company may issue Disqualified Stock and the Company’s Restricted Subsidiaries may issue preferred stock if, in any such case, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including as set forth in the definition of “Fixed Charge Coverage Ratio”), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 Section 4.09(a) will not prohibit the incurrence or issuance of any of the following items of Indebtedness, Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Facilities or otherwise; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities or otherwise after giving effect to such incurrence does not exceed the sum of (a) $1,900.0 million, plus (b) any additional or other amount, so long as, solely in the case of this clause (b), after giving pro forma effect to such incurrence, the Consolidated Secured Leverage Ratio of the Company would be no greater than 1.75 to 1.0 (deducting up to $600.0 million in Development Expenses from Consolidated Total Indebtedness pursuant to clause (c) of the definition of Consolidated Total Indebtedness); provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this Section 4.09;

(2)                                 the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                 the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of this Indenture in the principal amount of $400.0 million;

(4)                                 the incurrence or issuance by the Company and/or any of its Restricted Subsidiaries of (a) Purchase Money Indebtedness and Capital Lease Obligations, or (b) Indebtedness, Disqualified Stock or preferred stock in connection with the purchase, acquisition, lease, construction, development, installation, renovation, repair, expansion, improvement or refurbishment of any facility, facilities or assets used or useful in (whether by the purchase of assets or of Equity Interests of any person owning such assets) any Permitted Business, in the case of each of clauses (a) and (b), including all Permitted Refinancing Indebtedness incurred or issued to refinance any Indebtedness, Disqualified Stock or preferred stock incurred or issued pursuant to this clause (4), in an aggregate principal amount or accreted value, as applicable, not to exceed $150.0 million in the aggregate at any time outstanding;

(5)                                 the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness (including an Investment Guarantee), Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred or issued under Section 4.09(a) or clause (2), (3), (4), (9), (20) or, without duplication, (23) of this Section 4.09(b) or this clause (5);

(6)                                 the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock by a Restricted Subsidiary, in each case between or among the Company and any of its Restricted Subsidiaries (including Indebtedness or preferred stock of any Restricted Subsidiary to the Company or another Restricted Subsidiary or of the Company to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business); provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer (excluding Liens permitted by this Indenture) of any such Indebtedness or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary or an issuance of preferred stock by such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                 the incurrence by the Company and/or any of its Restricted Subsidiaries of Hedging Obligations that are entered into for bona fide hedging activities and not for speculative purposes (including, without limitation, Hedging Obligations or other hedge or swap or option agreements entered into as part of, or in connection with, an issuance of convertible debt by the Company or its Restricted Subsidiaries);

(8)                                 the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

(9)                                 the incurrence by the Company or any of its Restricted Subsidiaries of any Investment Guarantee that constitutes a Permitted Joint Venture Investment or Investment Guarantee Indebtedness;

(10)                          Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees, letters of credit or similar obligations provided by the Company or any of its Restricted Subsidiaries in the ordinary course of its business (including to support the Company’s and its Restricted Subsidiaries’ applications for gaming licenses or such workers’ compensation claims, self-insurance, obligations, bonds or guarantees);

(11)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(12)                          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13)                          Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, contingency payment obligations or similar obligations or deposits, in each case, incurred or assumed in connection with any Investments or any acquisition or disposition or development of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that:

(a)                                 such Indebtedness is not reflected at the time of such incurrence or assumption on the balance sheet of the Company or any of its Restricted Subsidiaries (obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

(b)                                 in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and/or that Restricted Subsidiary in connection with that disposition;

(14)                          incurrence of Indebtedness by the Company or any of its Restricted Subsidiaries (in addition to Existing Indebtedness) consisting of Guarantees of Indebtedness of Pennwood in an aggregate principal amount at any time outstanding not to exceed $20.0 million;

(15)                          the payment or accrual of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment, accrual or accumulation of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock;

(16)                          Indebtedness incurred to repurchase Indebtedness or Equity Interests of the Company or any of its Subsidiaries pursuant to Section 4.07 (b)(v) hereof;

(17)                          (i) Indebtedness representing deferred compensation to employees of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business, and (ii) Indebtedness consisting of obligations of the Company or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under Section 4.07;

(18)                          Indebtedness consisting of the financing of insurance premiums;

(19)                          Indebtedness, Disqualified Stock or preferred stock to the extent the net proceeds thereof are (a) used to purchase Notes tendered in a Change of Control Offer, (b) used to redeem Notes as described above under Section 3.07 or (c) deposited to defease the Notes as described under Article VIII or discharge this Indenture as described under Article XI;

(20)                          Acquired Debt and any other Indebtedness, Disqualified Stock or preferred stock incurred or issued to finance a merger, consolidation or other acquisition; provided that (i) immediately after giving effect to the incurrence or issuance of such Acquired Debt and such other Indebtedness, as the case may be, on a pro forma basis as if such incurrence or issuance (and the related merger, consolidation or other acquisition) had occurred at the beginning of the applicable four-quarter period, (A) the Company and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or (B) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than or equal to the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such merger, consolidation or other acquisition or (ii) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof;

(21)                          Indebtedness or preferred stock of Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding;

(22)                          Indebtedness constituting Development Expenses or the proceeds of which were applied to fund Development Expenses; provided that the Fixed Charge Coverage Ratio calculated as set forth in Section 4.09(a) would have been

(a) at least 2.0 to 1.0 (excluding any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation), and (b) at least 1.6 to 1.0 (including any Fixed Charges attributable to Indebtedness constituting Development Expenses, or the proceeds of which were applied to fund Development Expenses, for purposes of such calculation);

(23)                          Indebtedness in an aggregate amount not to exceed $100.0 million at any time outstanding consisting of loans advanced by lessors (or affiliates of lessors) of properties operated by, or under construction, development or management by, the Company or any of its Restricted Subsidiaries for the purpose of funding capital expenditures with respect to Gaming Facilities and related assets; and

(24)                          the incurrence or issuance by the Company and/or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred or issued to refinance any other Indebtedness incurred or issued pursuant to this clause (24), not to exceed $200.0 million (it being understood that Indebtedness incurred, or Disqualified Stock or preferred stock issued, pursuant to this clause (24) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (24) but shall be deemed to be incurred or issued for purposes of Section 4.09(a) from and after the first date on which the Company or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock under Section 4.09(a) without reliance on this clause (24)).

(c)                                  For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above or is entitled to be incurred or issued pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence or issuance in any manner that complies with this Section 4.09.  In addition, the Company may, at any time, change the classification of an item of Indebtedness Disqualified Stock or preferred stock (or any portion thereof) to any other clause or to Section 4.09(a), provided that the Company or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness, Disqualified Stock or preferred stock (or portion thereof) pursuant to such other clause or Section 4.09(a), as the case may be, at such time of reclassification.  Indebtedness under the Credit Agreement outstanding on the date on which the Notes are first issued and authenticated under this Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” to the extent permitted by such exception.

(d)                                 In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness under this Section 4.09 or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock under this Section 4.09 and the granting of any Lien to secure any such Indebtedness, the Company or the applicable Restricted Subsidiary may designate such incurrence or issuance and the granting of any such Lien as having occurred on the date of first incurrence or issuance of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance or granting of any such Lien therefor will be deemed for all purposes under this Indenture to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio and usage of any other baskets or ratios under this Indenture (as applicable).

(e)                                  Accrual of interest, the accrual or accumulation of dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 4.09. The maximum amount of Indebtedness, Disqualified Stock or preferred stock that the Company or a Restricted Subsidiary may incur or issue shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or preferred stock, due solely to fluctuations in the exchange rates of currencies.

(f)                                   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock, the U.S. dollar-equivalent principal amount or liquidation value of Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or preferred stock was incurred or issued, in the case of term debt, Disqualified Stock or preferred stock, or first committed, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or preferred stock is incurred or issued to refinance other Indebtedness, Disqualified Stock or preferred stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation value of such refinancing Indebtedness, Disqualified Stock or preferred stock in the applicable currency does not exceed the principal amount or liquidation value of such Indebtedness, Disqualified Stock or preferred stock being refinanced in the applicable currency (plus all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Disqualified Stock or preferred stock and the amount of all prepayment penalties, fees, costs expenses, discounts and premiums incurred in connection therewith and any original issue discount in connection therewith).

(g)                                  The principal amount of any Indebtedness, Disqualified Stock or preferred stock incurred or issued to refinance other Indebtedness, Disqualified Stock or preferred stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or preferred stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or preferred stock is denominated that is in effect on the date of such refinancing.

(h)                                 A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness, or that results in a liability for all or part of such obligation having to be recognized, will not be deemed to be an incurrence or issuance of which could, in turn, constitute a default under such other Indebtedness.

Section 4.10                             Asset Sales.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and (y) at least 75% of the consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of (A) cash or Cash Equivalents or (B) Permitted Business Assets; provided, however, that for purposes of this clause (y), each of the following will be deemed to be cash:

(i)                                     any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (or in the notes thereto), of the Company or such Restricted Subsidiary (other than liabilities of the Company that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets (including in the case of a sale of a Subsidiary, Indebtedness of such Subsidiary so long as the Company and its Restricted Subsidiaries are not guarantors of or co-obligors on such Indebtedness following such Asset Sale);

(ii)                                  any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that within 180 days after the consummation of such Asset Sale, subject to ordinary settlement periods, are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(iii)                               any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed $100.0 million at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)                                 Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply an amount equal to those Net Proceeds at its option:

(i)                                     to repay Indebtedness under the Credit Agreement (or other Indebtedness of the Company secured by a Lien) or Indebtedness of any Restricted Subsidiary;

(ii)                                  (x) to prepay, repay, redeem or purchase Notes, including (I) as provided under Section 3.07 (II) by making an offer (in accordance with the procedures set forth below for a Note Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to but not including the date of such purchase or (III) through open market purchases; or (y) to prepay, repay, redeem or purchase pari passu Indebtedness at a price of no more than 100% of the principal amount of such pari passu Indebtedness plus accrued and unpaid interest to but not including the date of such prepayment, repayment, redemption or purchase; provided, further, that to the extent the Company or such Restricted Subsidiary redeems, repays or repurchases pari passu Indebtedness pursuant to this clause (y), the Company shall equally and ratably reduce (or offer to reduce) obligations under the Notes as provided in the immediately preceding clause (x);

(iii)                               to improve real property or make capital expenditures;

(iv)                              to invest in or acquire Permitted Business Assets;

(v)                                 to enter into binding commitment to take any of the actions described in the foregoing clauses (i) through (iv) of this Section 4.10(b), and take such action within 12 months after the date of such commitment; or

(vi)                              any combination of the foregoing clauses (i) through (v).

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or utilize the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)                                  Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make either the offers set forth in Section 4.10(c)(i) or the offer set forth in Section 4.10(c)(ii), the choice of offer to be determined by the Company in its sole discretion:

(i)                                     the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes (the “Note Asset Sale Offer”), and an offer to all holders of any other Indebtedness that is pari passu with the Notes (the “Pari Passu Asset Sale Offer”) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (to the extent required pursuant to the terms of such pari passu Indebtedness), to purchase, on a pro rata basis (with Excess Proceeds prorated between the Holders of Notes and such holders of pari passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the Notes and the maximum principal amount (or accreted value, as applicable) of such other pari passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of Notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, is less than the principal amount of Notes or the principal amount (or accreted value, if applicable) of such pari passu Indebtedness offered to be purchased in the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, the Company and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

(ii)                                  the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem or repay with the proceeds of sales of assets (to the extent required pursuant to the terms of such pari passu Indebtedness) to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. If any Excess Proceeds remain after consummation of such Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

If, in the case of clause (i) above, the aggregate principal amount of Notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into such Note Asset Sale Offer or Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, or, in the case of clause (ii), the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or, if the Notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the Trustee will deem to be fair and appropriate, and the Company shall select pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and pari passu Indebtedness.

(d)                                 The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (the “Asset Sale Payment Date”), and will be payable in cash.  After the completion of any Asset Sale, the Company may make an Asset Sale Offer prior to the time it is required to do so hereunder. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)                                  If any non-cash consideration received by the Company or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this Section 4.10 (subject to the proviso of the definition of “Asset Sale”).

(f)                                   The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

Section 4.11                             Transactions with Affiliates.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(i)                                     the Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (as determined by the Company in good faith); and

(ii)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors).

(b)                                 The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(i)                                     any indemnification or employment, consultancy, advisory, severance or separation agreements or arrangements and benefit plans or arrangements and any transactions contemplated by any of the foregoing relating to compensation and benefits matters, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors, advisors or consultants entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or otherwise approved by the Board of Directors of the Company;

(ii)                                  transactions between or among the Company and/or its Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction);

(iii)                               transactions with a Person that is an Affiliate of the Company solely because the Company or one of its Restricted Subsidiaries owns an Equity Interest in such Person;

(iv)                              payment of reasonable directors’ fees (including reimbursement of expenses, and payments in connection with consultancy services provided by directors or their Affiliates) and indemnity provided on behalf of officers, directors or employees of the Company or any of its Restricted Subsidiaries;

(v)                                 sales or issuances of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company, including transactions in which the only consideration paid is in the form of such Equity Interests or any capital contribution;

(vi)                              Permitted Investments and Restricted Payments that are permitted by the provisions of this Indenture described under Section 4.07 hereof;

(vii)                           transactions disclosed in the Company’s SEC filings prior to the date of this Indenture and any agreements, instruments or obligations as in effect on the Issue Date and transactions contemplated thereby and any renewals, replacements, amendments, supplements or other modifications thereof (so long as the terms of such renewals, replacements, amendments, supplements or modifications are not less favorable to the Holders of the Notes in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the Issue Date, as determined by the Company in good faith);

(viii)                        the occurrence of a Trigger Event and the transactions contemplated by each applicable Trust Agreement;

(ix)                              transactions with persons who have entered into an agreement, contract or arrangement with the Company or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because the Company and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of the Company’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of the Company;

(x)                                 transactions with customers, clients, suppliers, contractors, landlords, lessors, lessees, licensors, licensees, joint venture or development partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries taken as a whole, in the determination of the Company’s Board of Directors (or by the audit committee or any committee of the Board of Directors) or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)                              transactions with joint ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Company’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such joint venture or Unrestricted Subsidiary other than through the Company and its Restricted Subsidiaries); provided that no Affiliate of the Company (other than the Company’s Restricted Subsidiaries) has an interest (other than indirectly through the Company and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary;

(xii)                           any transaction with respect to which the Company or any of its Restricted Subsidiaries obtains an opinion as to the fairness to the Company or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(xiii)                        transactions between the Company or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Company; provided, however, that any such director abstains from voting as a director of the Company on any matter involving such other Person;

(xiv)                       transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(xv)                          the GLPI Agreements and any agreements of similar type with any other lessor (or affiliate of such lessor) and any agreements with respect to a Social Gaming Disposition Transaction and, in each case, any actions or transactions pursuant thereto or contemplated thereby.

Section 4.12                             Liens.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired (such Lien, the “Initial Lien”), unless all payments due under this Indenture and the Notes are secured (1) on an equal and ratable basis with, or on a senior basis to, the obligations so secured (if such obligations are pari passu with the Notes) until such time as such obligations are no longer secured by a Lien or (2) on a senior basis to the obligations so secured to the extent such obligations are subordinated in right of payment to the Notes. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(b)                                 For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the incurrence or issuance of Indebtedness that is designated to be incurred or issued on any date pursuant to Section 4.09(d), any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under this Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of Section 4.09.

Section 4.13                             Corporate Existence.

Subject to Section 4.10 and Article V hereof, and except as otherwise permitted by this Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), management of the Company, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14                             Offer To Repurchase upon Change of Control and Rating Decline.

(a)                                 If a Change of Control Triggering Event occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to an offer by the Company (a

“Change of Control Offer”) on the terms set forth in this Indenture, except to the extent the Company has previously elected to redeem Notes as described under Section 3.07 and except as set forth in Section 4.14(f) hereof.  In the Change of Control Offer, the Company shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”).

(b)                                 If the Company is required to make a Change of Control Offer pursuant to Section 4.14(a), subject to the last sentence in Section 4.14(f), within 30 days following the occurrence of a Change of Control Triggering Event, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event pursuant to this Section 4.14 and stating:

(i)                                     that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(ii)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of Global Notes, given pursuant to applicable DTC procedures) (the “Change of Control Payment Date”);

(iii)                               that any Note not tendered will continue to accrue interest;

(iv)                              that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)                              that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(vii)                           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.

(c)                                  On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)                                     accept for payment all Notes or portions of Notes properly tendered (and not withdrawn) pursuant to the Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

(iii)                               deliver or cause to be delivered to the Trustee (if not previously delivered by the Holders of the Notes or otherwise) the Notes accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d)                                 The Paying Agent shall promptly pay to each Holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e)                                  The provisions described above that require the Company to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of this Indenture are applicable.  Except as described above with respect to a Change of Control Triggering Event, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(f)                                   The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon such Change of Control Triggering Event. If such a conditional Change of Control Offer is made, the Change of Control Payment Date may be delayed, in the Company’s sole discretion, until such time as such Change of Control Triggering Event shall have occurred, or if such Change of Control Triggering Event shall not have occurred by the applicable Change of Control Payment Date (whether the original Change of Control Payment Date or the Change of Control Payment Date so delayed), then such Change of Control Offer may be rescinded by the Company.

(g)                                  If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(h)                                 The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

Section 4.15                             Subordinated Debt; Guarantees of Debt Securities.

The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company, unless such Indebtedness is expressly subordinated in right of payment to the Notes. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority. In addition, following the date of this Indenture, no Restricted Subsidiary of the Company will directly or indirectly guarantee, or become jointly and severally liable with respect to, any Debt Securities of the Company (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of the Company to the extent a guarantee is required as a result of the assumption by the Company of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of this Indenture, unless a Guarantee as provided in Article XI is provided in respect of the Notes by such Restricted Subsidiary.

Section 4.16                             Master Lease.

Neither the Company nor Tenant will enter into any amendment to the Master Lease if such amendment would materially impair the ability of the Company to satisfy its obligations to make payments on the Notes. Tenant shall not transfer its rights or obligations under the Master Lease to any Person other than to the Company or a Restricted Subsidiary; provided, however, that no such transfer shall be permitted hereunder unless expressly permitted under the Master Lease or consented to in writing by Landlord.

Section 4.17                             Designation of Restricted and Unrestricted Subsidiaries.

Each of the Existing Unrestricted Subsidiaries shall be an Unrestricted Subsidiary as of the date of this Indenture. Further, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a

Restricted Subsidiary is designated as an Unrestricted Subsidiary (which for the avoidance of doubt shall not include the designation of the Existing Unrestricted Subsidiaries as such on the Issue Date), the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under Section 4.07(a) hereof or, if eligible, Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.18                             Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.19                             Covenant Termination.

(a)                                 If on any date following the Issue Date: (i) the Notes have Investment Grade Ratings from both of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes or the occurrence of any Default or Event of Default, the Company and its Subsidiaries will not be subject to the following provisions of this Indenture (collectively, the “Terminated Covenants” and, such event, the “Covenant Termination Event”):

(1)                                 Section 4.07,

(2)                                 Section 4.08,

(3)                                 Section 4.09,

(4)                                 Section 4.10,

(5)                                 Section 4.11,

(6)                                 Section 4.18, and

(7)                                 clause (a)(iv) of Section 5.01 hereof

Upon and following a Covenant Termination Event, no Default or Event of Default or breach of any kind will be deemed to have occurred or exist under this Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or failed to be taken, or any events occurring, upon and following a Covenant Termination Event, regardless of whether such actions, failure to act or event would have been permitted if the applicable Terminated Covenants remained in effect.

ARTICLE V

SUCCESSORS

Section 5.01                             Merger, Consolidation or Sale of Assets.

(a)                                 The Company shall not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving entity) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(i)                                     either (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws);

(ii)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture;

(iii)                               immediately after such transaction no Default or Event of Default exists; and

(iv)                              on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (B) the Company (or the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) and its Restricted Subsidiaries would have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(b)                                 Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s and its Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this Section 5.01, the Company will be released from the obligations under the Notes and this Indenture except with respect to any obligations that arise from, or are related to, such transaction.

This Section 5.01 will not apply to:  (i) a merger, consolidation, sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any of its Restricted Subsidiaries; (ii) a merger, consolidation, sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and an Affiliate of the Company incorporated or formed solely for the purpose of reincorporating or reorganizing the Company in another state of the United States or the District of Columbia or changing the legal domicile or form of legal entity of the Company or for the sole purpose of forming, dissolving or collapsing a holding company structure; or (iii) any transfers, sales or dispositions of real property and related assets to GLPI or its Subsidiaries or any other lessor (or affiliate of such lessor) to the extent the Company or its Restricted Subsidiaries will lease such real property and related assets.

Section 5.02                             Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s or its Restricted Subsidiaries’ assets, taken as a whole, in compliance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s or its Restricted Subsidiaries’ assets, taken as a whole, that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01                             Events of Default.

(a)                                 An “Event of Default” occurs if:

(i)                                     the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;

(ii)                                  the Company defaults in the payment when due of the principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(iii)                               subject to Section 6.01(b), the Company or any of its Restricted Subsidiaries fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes for 60 days after the Company’s receipt of notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class, unless such failure to comply has been waived by the Required Holders;

(iv)                              a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), in each case other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the date of this Indenture, if that default: (A) is caused by a failure to pay principal of such Indebtedness at final maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or (B) results in the acceleration of such Indebtedness prior to its final maturity, and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness, under which there has been a Payment Default or the maturity of which has been so accelerated aggregates in excess of $100.0 million; provided that this clause (iv) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless the Company or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness;

(v)                                 failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance or indemnification), which judgments are not paid, discharged, waived or stayed for a period of 60 days;

(vi)                              the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due;

(vii)                           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; (B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a

Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or (C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(viii)                        after the effectiveness thereof, the Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to the Master Lease or an amendment, waiver or modification of the Master Lease not prohibited by Section 4.16.

(b)                                 Notwithstanding Section 6.01(a)(iii) or any other provision of this Indenture, except as provided in the second to last sentence of this Section 6.01(b), the sole remedy for any failure to comply by the Company with Section 4.03 hereof shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the Notes shall not have any right under this Indenture to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by the Company with Section 4.03 hereof continues for 60 days after the Company receives notice of such failure to comply in accordance with Section 6.01(a)(iii) (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Company’s receipt of the Reports Default Notice, the Company will pay liquidated damages to all Holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following the Company’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Company’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Company with Section 4.03 hereof shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Company with Section 4.03 hereof shall not have been cured or waived on or before the 121st day following the Company’s receipt of the Reports Default Notice, then the failure to comply by the Company with Section 4.03 hereof shall on such 121st day constitute an Event of Default. A failure to comply with Section 4.03 hereof automatically shall cease to be continuing and shall be deemed cured at such time as the Company furnishes to the Trustee the applicable information or report (it being understood that the availability of such information or report on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s obligation to furnish such information or report to the Trustee), provided, however, that the Trustee shall have no obligation whatsoever to determine if any such filing has been made.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(c)                                  In the event that the Holders of at least 25% in principal amount of the then outstanding Notes deliver to the Trustee a notice of a Default or an Event of Default or an acceleration, such Holders also shall deliver a copy of such notice to the Landlord.

(d)                                 Notwithstanding the foregoing, in the event of a default by the Company or any of its Restricted Subsidiaries in the performance of any of their respective obligations under this Indenture, including any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, the Landlord shall have the right (subject to the terms of the Master Lease), but not the obligation, to cause the default or defaults to be cured or remedied (to the extent such default is susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in this Indenture, and any such tender of payment or performance by Landlord shall be accepted by the Trustee and the Holders of the Notes and shall constitute payment and/or performance by the Company or such Restricted Subsidiary for purposes of this Indenture.

(e)                                  In the event of any Event of Default specified in Section 6.01(a)(iv), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default occurred the Company delivers an Officer’s Certificate to the Trustee stating that:

(i)                                     the Indebtedness or guarantee that is the basis for such Event of Default has been repaid, redeemed, repurchased, defeased, discharged, retired, acquired or otherwise satisfied;

(ii)                                  the requisite number of holders or lenders of such Indebtedness have rescinded, annulled or waived the default, acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii)                               the Payment Default or acceleration that is the basis for such Event of Default has been cured.

Section 6.02                             Acceleration.

If any Event of Default (other than an Event of Default specified in Section 6.01(a)(vi) or (vii) hereof with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately.  Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(a)(vi) or (vii) hereof occurs with respect to the Company, all outstanding Notes shall be due and payable immediately without further action or notice.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if the Trustee shall have received an Officer’s Certificate that all existing Events of Default (except nonpayment of principal of, premium on, if any, and interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section 6.03                             Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available contractual remedy under this Indenture to collect the payment of principal of, premium on, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                             Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration as described in the last sentence of Section 6.02).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                             Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee pursuant to this Indenture or exercising any trust or power conferred on it pursuant to this Indenture.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06                             Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                                 the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)                                 the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                                  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)                                 the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)                                  during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07                             Rights of Holders of Notes To Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

Section 6.08                             Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                             Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                             Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First                      : to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second        :  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third                  :  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                             Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01                             Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

In the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved by a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)                                  No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

(f)                                   The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02                             Rights of Trustee.

(a)                                 The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)                                   The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                  In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)                                 The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Reasonable Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                                    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)                                 The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of offices authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03                             Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as defined in Section 310(b) of the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                             Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                             Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest, if any, on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06                             Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

Section 7.07                             Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed in writing between the Company and the Trustee.  The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify each of the Trustee and any predecessor Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, and interest, if any, on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or (vii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08                             Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(a)                                 the Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)                                  a custodian or public officer takes charge of the Trustee or its property; or

(d)                                 the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09                             Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of the trust created by this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10                             Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or in the case of a subsidiary of a bank holding company, its bank holding company parent shall have) a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                             Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                             Option To Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02                             Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below, (b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, the replacement of mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (d) this Article VIII.  Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                             Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.11(b)(i), 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 hereof and Section 5.01(a)(iv) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof , the “Events of Default” described in Section 6.01(a) hereof (other than clauses (i), (ii), (vi), and (vii) thereof pertaining to the Company) shall not constitute Events of Default.  The Company may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance.

Section 8.04                             Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance,

(a)                                 the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, on and accrued and unpaid interest on the outstanding Notes on the Stated Maturity or on a redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided that, with respect to any redemption pursuant to Section 3.07(a) the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is so deposited with the Trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the Trustee;

(b)                                 in the case of an election under Section 8.02 hereof, the Company has delivered to the Trustee an Opinion of Counsel confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the Holders of the outstanding Notes shall not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and shall be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of an election under Section 8.03 hereof, the Company has delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes shall not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring substantially contemporaneously with the borrowing of funds, or from the borrowing of funds, to be applied to such deposit or other Indebtedness which is being repaid, redeemed, repurchased, defeased or discharged and, in each case, the granting of Liens in connection therewith);

(e)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture or any agreement or instrument governing any other Indebtedness which is being repaid, redeemed, repurchased, defeased or discharged or otherwise as a result of transactions occurring contemporaneously with the borrowing of funds, or from the borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance or any similar deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; and

(f)                                   the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the Trustee shall, upon written request, execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.

Section 8.05                             Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                             Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that any unclaimed balance of such money then remaining shall be repaid to the Company subject to applicable escheatment laws.

Notwithstanding the foregoing, in the case of a covenant or legal defeasance or discharge to the applicable redemption date for a redemption pursuant to Section 3.07(a), the excess (if any) of (x) the amount deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on the Notes over (y) the redemption price determined pursuant to Section 3.07(a) (including accrued and unpaid interest, if any, to the applicable redemption date) shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust on the applicable redemption date.

Section 8.07                             Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                             Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a)                                 to cure any ambiguity, defect, mistake or inconsistency;

(b)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)                                  (i) to reflect a change in the name or form of legal entity or jurisdiction of organization of the Company or (ii) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or the Company, or a sale assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole;

(d)                                 to comply with the rules of any applicable securities depository;

(e)                                  to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of Notes;

(f)                                   to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture including Section 4.09;

(g)                                  to make any change that would provide any additional rights or benefits to the Holders of Notes (including to provide for any guarantees of the Notes or any collateral securing the Notes or any guarantees of the Notes) and, in each case, the release, suspension or termination thereof, or that does not materially adversely affect the contractual rights hereunder of any Holder of the Notes;

(h)                                 to comply with requirements of the SEC in order to effect any qualification of this Indenture under the TIA;

(i)                                     to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(j)                                    to evidence and provide the acceptance of the appointment of a successor trustee under this Indenture;

(k)                                 to provide for a reduction in the minimum denominations of the Notes; or

(l)                                     to conform the text of this Indenture or the Notes to any provision of the Description of Notes contained in the Offering Memorandum with respect to the Notes as set forth in an Officer’s Certificate.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                             With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.14 hereof) and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, and interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not:

(a)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                                 reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions described above under Sections 3.09, 4.10 and 4.14 and other than provisions specifying the notice periods for effecting a redemption);

(c)                                  reduce the rate of or change the time for payment of interest on any Note;

(d)                                 waive a Default or Event of Default in the payment of principal of or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)                                  make any Note payable in money other than that stated in the Notes;

(f)                                   make any change in the provisions of this Indenture relating to waivers of past Defaults or the contractual rights of Holders of Notes expressly set forth in this Indenture to receive payments of principal of or interest or premium, if any, on the Notes;

(g)                                  waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under Sections 3.08, 4.10 and 4.14 hereof); or

(h)                                 make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions.

Section 9.03                             Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04                             Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05                             Trustee To Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it.  In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE X

SUBSIDIARY GUARANTEES

No Person shall be required to guarantee the Notes pursuant to this Article X, except as expressly provided in Section 4.15 with respect to a Restricted Subsidiary that is required to provide a senior guarantee in respect of the Notes.  This Article X shall be effective only with respect to such a Guarantor and only at such time as, and only to the extent that, such a senior guarantee is required to be provided in respect of the Notes by such Guarantor pursuant to Section 4.15.

Section 10.01                      Guarantee.

On the Issue Date, there will exist no Guarantors.  With respect to any Person that becomes a Guarantor after the Issue Date as required by Section 4.15, such Guarantor agrees as set forth in this Article X.

Subject to this Article X, each of the Guarantors hereby, jointly and severally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02                      Discharge of Subsidiary Guarantee.

A Guarantor shall be automatically and unconditionally released and discharged of its Subsidiary Guarantee and its obligations in respect of this Indenture and the Notes without any action required on the part of the Trustee or any Holder of Notes at such time as such Guarantor’s guarantee or joint and several liability with respect to the Debt Securities of the Company that required such guarantee pursuant to Section 4.15 hereof is released or discharged, or, at the Company’s option, if the Guarantor is not a guarantor of or jointly and severally liable with respect to such Debt Securities.

Section 10.03                      Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.04                      Execution and Delivery of Subsidiary Guarantee and Supplemental Indenture.  To evidence its Subsidiary Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form included in Exhibit E shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the

Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor shall promptly execute a supplemental indenture substantially in the form included in Exhibit F.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

If a Subsidiary Guarantee has been provided, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.05                      Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.06, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a)                                 subject to Section 10.06 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, under the Notes, the Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; and

(b)                                 immediately after giving effect to such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.06                      Releases Following Sale.

In the event (i) of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (ii) of a sale or other disposition of all to the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company or (iii) that the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with this Indenture, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01                      Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued thereunder, when:

(a)                                 either:

(1)                                 all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and, if provided for in this Indenture, thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of an irrevocable notice of redemption or otherwise or shall become due and payable within one year (or are to be irrevocably called for redemption within one year) and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including, the date of maturity or redemption; provided that, with respect to any redemption pursuant to Section 3.07(a) the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is so deposited with the Trustee equal to the redemption amount computed using the Treasury Rate as of the third Business Day preceding the date of such deposit with the Trustee;

(b)                                 the Company has paid or caused to be paid all other sums then payable by it under this Indenture; and

(c)                                  the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.  Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section, the provisions of Section 11.02 and Section 8.06 shall survive.

The satisfaction and discharge will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Company’s obligations under the Notes and this Indenture.

Section 11.02                      Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.  If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Notices.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile, given by email in PDF format or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Telephone No.: (610) 378-8214
Facsimile No.:  (610) 376-2842
Attention:  Carl Sottosanti
Email: carl.sottosanti@pngaming.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, CA 90071
Telephone No.: (213) 687-5122
Facsimile No.:  (213) 687-5600
Attention:  Michelle Gasaway, Esq.
Email: michelle.gasaway@skadden.com

If to the Trustee:

Wells Fargo Bank, National Association
150 East 42nd Street, 40th Floor
New York, NY 10017
Telephone:
Facsimile: 917-260-1593
Attention: Stefan Victory

With a copy to:

Wells Fargo Bank, National Association
600 South Fourth Street
MAC N9300-070
Minneapolis, MN 55479
Telephone: (800) 344-5128
Facsimile: 612-667-9825
Attention:  Corporate Trust Services
Email: BONDHOLDERCOMMUNICATIONS@wellsfargo.com

The Company or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if faxed or delivered by electronic mail (in PDF format); and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02                      Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)                                 an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03                      Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)                                 a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04                      Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05                      No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of the Company, any Guarantor or any successor entity, as such, shall have any liability for any obligations of the Company, or any Guarantors under the Notes, this Indenture or any Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06                      Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

EACH OF THE PARTIES HERETO (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN

NEW YORK COUNTY, NEW YORK, (B) UNCONDITIONALLY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE ANY CLAIMS THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE ABOVE COURTS, THAT SUCH ACTION OR SUIT IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH ACTION, SUIT OR OTHER PROCEEDING IS IMPROPER AND AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS INDENTURE OR THE NOTES IN ANY COURT OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK.

Section 12.07                      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.08                      Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.09                      Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.10                      Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.11                      Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.12                      Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.13                      U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.14                      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES OR, IF APPLICABLE, ANY SUBSIDIARY GUARANTEE.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

PENN NATIONAL GAMING, INC.

By:	/s/ Carl Sottosanti
	Name:	Carl Sottosanti
	Title:	Executive Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[Signature page to the Indenture]

EXHIBIT A

FORM OF NOTE

[Face of Note]

CUSIP: [            ](1)

5.625% Senior Notes due 2027

No.	$

PENN NATIONAL GAMING, INC. promises to pay to                                or registered assigns, the principal sum of                                             Dollars on                             , 2027.

Interest Payment Dates:  January 15 and July 15

Record Dates:  January 1 and July 1

[Signature Page Follows]

(1)	Rule 144A Note CUSIP:	707569 AS8
	Regulation S Note CUSIP:	U70833 AF2
	IAI CUSIP:	707569 AQ2

A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: ,

[Signature page to 144A Global Note]

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: ,

[Signature page to Regulation S Global Note]

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: ,

[Signature page to IAI Global Note]

[Back of Note]

5.625% Senior Notes due 2027

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      Interest.  Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.625% per annum as provided below until maturity. The Company shall pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid on this Note or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 15, 2017.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that equals the interest rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on January 1 and July 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which hold at least $1,000,000 in principal amount of the Notes and shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture dated as of January 19, 2017 (“Indenture”) between the Company and the Trustee.  The terms and provisions contained in the Notes shall constitute a part of the Indenture, and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                      Optional Redemption.

(a)                                 At any time prior to January 15, 2020, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price of 105.625% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash equal to the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 60% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and (2)the redemption occurs within 180 days after the date of the closing of such Equity Offering.

(b)                                 At any time prior to January 15, 2022, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the present value at such redemption date of (x) the redemption price of the Note at January 15, 2022 (such redemption price being set forth in the table appearing below under subparagraph (c)) plus (y) all required interest payments due on the Note through January 15, 2022 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, together in either case with accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date).

(c)                                  Except as described above, the Notes will not be redeemable at the Company’s option prior to January 15, 2022. On and after January 15, 2022, the Company may redeem the Notes for cash at its option, in whole or in part, at any time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2022	102.813%
2023	101.875%
2024	100.938%
2025 and thereafter	100.000%

(d)                                 In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner: (i) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or (ii) is denied such license or qualification or not found suitable, or if any Gaming Authority otherwise requires that Notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws the Company shall have the right, at its option: (1) to require any such Holder or Beneficial Owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or (2) to call for the redemption of the Notes of such Holder or Beneficial Owner at a redemption price equal to the least of: (A) the principal amount thereof, together with accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, (B) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or (C) such other lesser amount as may be required by any Gaming Authority.

(e)                                  Notice of Redemption.  Notice of redemption will be mailed by first class mail (or in the case of Global Notes, given pursuant to applicable DTC procedures) at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that (a) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes (whether by covenant or legal defeasance) or a satisfaction and discharge of the Indenture and (b) redemption notices may be mailed or given less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under subparagraph (d).  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related Equity Offering or any other transactions. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

6.                                      No Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                      Repurchase at Option of Holder.

(a)                                 If there is a Change of Control Triggering Event, except as set forth in the Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”) . Except as set forth in the Indenture, within 30 days following the occurrence of a Change of Control Triggering Event, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase Notes on the Change of Control Payment Date as specified in the notice required by the Indenture.

(b)                                 If the Company or a Subsidiary consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

8.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption or during the period between a record date and the corresponding Interest Payment Date.

9.                                      Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

10.                               Amendment, Supplement and Waiver.  (a)  Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the

Company with any provision of the Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under Section 9.02 of the Indenture may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions described above under Sections 3.09, 4.10 and 4.14 and other than provisions specifying the notice periods for effecting a redemption); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the contractual rights of Holders of Notes expressly set forth in the Indenture to receive payments of principal of or interest or premium, if any, on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under Sections 3.08, 4.10 and 4.14 of the Indenture); or (viii) make any change in Section 6.04 or 6.07 of the Indenture or in the foregoing amendment and waiver provisions.

(b)                                 Notwithstanding Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note (i) to cure any ambiguity, defect, mistake or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) (x) to reflect a change in the name or form of legal entity or jurisdiction of organization of the Company or (y) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or the Company, or a sale assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole; (iv) to comply with the rules of any applicable securities depository; (v) to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of Notes; (vi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture including Section 4.09; (vii) to make any change that would provide any additional rights or benefits to the Holders of Notes (including to provide for any guarantees of the Notes or any collateral securing the Notes or any guarantees of the Notes) and, in each case, the release, suspension or termination thereof, or that does not materially adversely affect the contractual rights hereunder of any Holder of the Notes; (viii) to comply with requirements of the SEC in order to effect any qualification of the Indenture under the TIA; (ix) to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes; provided, however, that (x) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any other applicable securities law and (y) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; (x) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; (xi) to provide for a reduction in the minimum denominations of the Notes; or (xii) to conform the text of the Indenture or the Notes to any provision of the Description of Notes contained in the Offering Memorandum with respect to the Notes as set forth in an Officer’s Certificate.

11.          Defaults and Remedies(a) . (a) An “Event of Default” occurs if: (i) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days; (ii) the Company defaults in the payment when due of the principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) subject to Section 6.01(b) of the Indenture, the Company or any of its Restricted Subsidiaries fails to observe or perform any other covenant, representation, warranty or other agreement in the Indenture or the Notes for 60 days after the Company’s receipt of notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class, unless such failure to comply has been waived by the Required Holders; (iv) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), in each case other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default: (A) is caused by a failure to pay principal of such Indebtedness at final maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or (B) results in the acceleration of such Indebtedness prior to its final maturity, and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness, under which there has been a Payment Default or the maturity of which has been so accelerated aggregates in excess of $100.0 million; provided, that this clause (iv) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless the Company or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness; (v) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance or indemnification), which judgments are not paid, discharged, waived or stayed for a period of 60 days; (vi) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and (vii) after the effectiveness thereof, the Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to the Master Lease or an amendment, waiver or modification of the Master Lease not prohibited by Section 4.16.

(b)           In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all Notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  In the event of any Event of Default specified in clause (iv) of the first paragraph of this section, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default occurred the Company delivers an Officer’s Certificate to the Trustee stating that: (i) the Indebtedness or guarantee that is the basis for such Event of Default has been repaid, redeemed, repurchased, defeased, discharged, retired, acquired or otherwise satisfied; (ii) the requisite number of holders or lenders of such Indebtedness have rescinded, annulled or waived the default, acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (iii) the Payment Default or acceleration that is the basis for such Event of Default has been cured. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or any trust or power conferred onto it.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or  interest, if any, on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.  Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes; provided, however,  that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. The Company shall deliver to the Trustee, within 105 days after the end of each fiscal year, an Officer’s Certificate (which Officer’s Certificate must be signed by the principal executive officer, the principal financial officer or the principal accounting officer of the Company) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of premium on, if any, interest, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. In the event that the Holders of at least 25% in principal amount of the then outstanding Notes deliver to the Trustee a notice of a Default or an Event of Default or an acceleration, such Holders also shall deliver a copy of such notice to the Landlord.

Notwithstanding subparagraph 11(a)(iii) above or any other provision of the Indenture, except as provided in the second to last sentence of Section 6.01(b) of the Indenture, the sole remedy for any failure to comply by the Company with Section 4.03 of the Indenture shall be the payment of liquidated damages as described in the Indenture, such failure to comply shall not constitute an Event of Default, and Holders of the Notes shall not have any right under this Indenture to accelerate the maturity of the Notes as a result of any such failure to comply.

Notwithstanding the foregoing, in the event of a default by the Company or any of its Restricted Subsidiaries in the performance of any of their respective obligations under the Indenture, including any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, the Landlord shall have the right (subject to the terms of the Master Lease), but not the obligation, to cause the default or defaults to be cured or remedied (to the extent such default is susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in the Indenture, and any such tender of payment or performance by Landlord shall be accepted by the Trustee and the Holders of the Notes and shall constitute payment and/or performance by the Company or such Restricted Subsidiary for purposes of the Indenture.

12.          Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13.          No Recourse Against Others.  No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of the Company, any Guarantor, or any successor entity, as such, shall have any liability for any obligations of the Company, or any Guarantors under the Notes, the Indenture or any Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

14.          Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.          Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.          CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention:  Carl Sottosanti

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

(2) Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐	Section 4.10	☐	Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*   Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE(4)

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of This Global Note	Amount of Increase in Principal Amount of This Global Note	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

(4)   This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

Wells Fargo Bank, National Association
as Trustee and Registrar — DAPS Reorg.
MAC N9300-070

600 South Fourth Street
Minneapolis, MN 55479
Telephone No.: (877) 872-4605
Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com

Re:  5.625% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of January 19, 2017 (the “Indenture”), between Penn National Gaming, Inc., as issuer (the “Company”), and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                    (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to                             (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.                                      ☐                                    Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐                                    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐                                    such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)                                  ☐                                    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)                                 ☐                                    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the

Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if the Company so requests, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                 ☐                                    Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐                                    Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐                                    Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP          ), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP          ), or

(iii)                               ☐                                    IAI Global Note (CUSIP          ); or

(b)                                 ☐                                    a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP          ), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP          ), or

(iii)                               ☐                                    IAI Global Note (CUSIP          ); or

(iv)                              ☐                                    Unrestricted Global Note (CUSIP          ); or

(b)                                 ☐                                    a Restricted Definitive Note; or

(c)                                  ☐                                    an Unrestricted Definitive Note, in accordance with the terms of this Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

Wells Fargo Bank —

Wells Fargo Bank, National Association
as Trustee and Registrar — DAPS Reorg.
MAC N9300-070
600 South Fourth Street
Minneapolis, MN 55479
Telephone No.: (877) 872-4605
Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com

Re:  5.625% Senior Notes due 2027

(CUSIP             )

Reference is hereby made to the Indenture, dated as of January 19, 2017 (the “Indenture”), between Penn National Gaming, Inc., as issuer (the “Company”), and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the

Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)                                  ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the:

[CHECK ONE]

☐	144A Global Note, or

☐	Regulation S Global Note, or

☐	IAI Global Note with an equal principal amount,

the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610

Wells Fargo Bank, National Association
as Trustee and Registrar — DAPS Reorg.
MAC N9300-070
600 South Fourth Street
Minneapolis, MN 55479
Telephone No.: (877) 872-4605
Fax No.: (866) 969-1290
Email: DAPSReorg@wellsfargo.com

Re:  5.625% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of January 19, 2017 (the “Indenture”), between Penn National Gaming, Inc., as issuer (the “Company”), and Wells Fargo Bank, National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of:

(a)           ☐            a beneficial interest in a Global Note, or

(b)           ☐            a Definitive Note,

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the

D-1

Company a signed letter substantially in the form of this letter and if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of January 19, 2017 (the “Indenture”) between Penn National Gaming, Inc. (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.  Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of               , among                    (the “Guaranteeing Subsidiary”), a subsidiary of Penn National Gaming, Inc. (or its permitted successor), a Pennsylvania corporation (the “Company”), the Company and Wells Fargo Bank, National Association, as trustee under this Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 19, 2017 providing for the issuance of an unlimited amount of 5.625% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)           To jointly and severally Guarantee, on a senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)            the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The following is hereby waived: diligence presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)           Except as otherwise provided by the Indenture, this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)            The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)           The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)            Pursuant to Section 10.03 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, any rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of this Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance.

3.             Execution and Delivery.  Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.             Guaranteeing Subsidiary May Consolidate, etc. on Certain Terms.

(a)           The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i)            subject to Sections 10.05 and 10.06 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, under the Notes, this Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; and

(ii)           immediately after giving effect to such transaction, no Default or Event of Default exists.

(b)           In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

(c)           Except as set forth in Articles IV and V and Section 10.06 of Article X of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

5.             Releases.

(a)           In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 of the Indenture.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(b)           A Guarantor shall be automatically and unconditionally released and discharged of its Subsidiary Guarantee and its obligations in respect of this Indenture and the Notes without any action required on the part of the Trustee or any Holder of Notes at such time as such Guarantor’s guarantee or joint and several liability with respect to the Debt Securities of the Company that required such guarantee pursuant to Section 4.15 of the Indenture is released or discharged, or, at the Company’s option, if the Guarantor is not a guarantor of or jointly and severally liable with respect to such Debt Securities.

(c)           Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article X of the Indenture.

6.             No Recourse Against Others.  No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of the Company, any Guarantor, or any successor entity, as such, shall have any liability for any obligations of the Company, or any Guarantors under the Notes, the Indenture, any Guarantees or the Registration Rights Agreement, this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

7.             New York Law to Govern.  THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

EACH OF THE PARTIES HERETO (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK, (B) UNCONDITIONALLY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE ANY CLAIMS THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE ABOVE COURTS, THAT SUCH ACTION OR SUIT IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH ACTION, SUIT OR OTHER PROCEEDING IS IMPROPER AND AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THE INDENTURE OR THE NOTES IN ANY COURT OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK.

8.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.          The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Dated: ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory